Exhibit 10.1

CREDIT AGREEMENT

among

JEFFERIES CREDIT PARTNERS BDC INC.,

as the Company,

VARIOUS FINANCIAL INSTITUTIONS

PARTY HERETO FROM TIME TO TIME,

as the Lenders,

and

CIBC BANK USA,

as Administrative Agent, Arranger and Issuing Lender

Dated as of October 15, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices
ANNEX C	Institutional Investor Categories

SCHEDULES

SCHEDULE 1	Specified Investor
SCHEDULE 2	Collateral Account
SCHEDULE 9.3	Company Organizational Information
SCHEDULE 9.17	Capital Commitments and Capital Contributions

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Assignment and Acceptance Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Conversion/Continuation
EXHIBIT G	Form of Subscription Agreement
EXHIBIT H	Form of Security Agreement

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of October 15, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into among JEFFERIES CREDIT PARTNERS BDC INC., a Maryland corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and permitted assigns, the “Lenders”) and CIBC BANK USA (in its individual capacity, “CIBC”), as administrative agent for the Secured Parties and as the initial Issuing Lender (as defined below).

The Lenders have agreed to make available to the Company a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

Administrative Agent means CIBC in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Advance Rate means the percentage in the below table corresponding to the percentages of Capital Commitments of the Investors for which a Capital Call has been made:

Capital Called	Advance Rate
0.0%	25.0%
10.0%	30.0%
20.0%	35.0%
30.0%	40.0%
40.0%	45.0%
50.0%	50.0%
60.0%	55.0%
70.0%	60.0%
80.0%	65.0%
90.0%	70.0%

Advisor means Jefferies Credit Management, LLC, a Delaware limited liability company.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote more than 50% of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of the Company.

Agent Fee Letters means, collectively, (a) the fee letter dated as of the Closing Date, between the Company and the Administrative Agent, and (b) any other fee letter among the Company and the Administrative Agent that is entered into after the Closing Date in connection with this Agreement.

Agreement - see the Preamble.

Applicable Requirement means, with respect to each Investor in a category listed on Annex C hereto, such Investor (or such Investor’s Credit Provider, Sponsor or Responsible Party, if applicable) has a Rating of BBB-/Baa1 or higher. The first Rating indicated is the S&P Rating and the second Rating is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Credit Provider, Sponsor or Responsible Party, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed not to satisfy the Applicable Requirement until the Rating of such Investor rises to or above the Rating required by this definition.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Assignment of Rights Letter means the assignment of rights to call investor capital letter, dated as of the date hereof, executed and delivered by the Advisor.

Attorney Costs means, with respect to any Person, all reasonable and documented fees and charges of external counsel to such Person, all reasonable disbursements of such counsel and all court costs and similar legal expenses.

Available Tenor – see Section 15.23.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Product Agreements means those certain cash management service agreements entered into from time to time between the Company and CIBC or its Affiliates in connection with any of the Bank Products and designated in writing by the Company and CIBC or its Affiliates as a “Bank Product Agreement” for purposes hereof.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Company to CIBC or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Company is obligated to reimburse to the Administrative Agent or CIBC as a result of the Administrative Agent or CIBC purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Company pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to the Company by CIBC or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transfers, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Bankruptcy Code means the U. S. Bankruptcy Code.

Base Rate means for any day, the Prime Rate for such day plus 1.70%.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

BDC means a person that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

Benchmark – see Section 15.23.

Benchmark Conforming Changes – see Section 15.23.

Benchmark Replacement – see Section 15.23.

Benchmark Replacement Adjustment – see Section 15.23.

Benchmark Replacement Date – see Section 15.23.

Benchmark Transition Event – see Section 15.23.

Benchmark Transition Start Date – see Section 15.23.

Benchmark Unavailability Period – see Section 15.23.

Beneficial Ownership Certification means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Books means all of a Person’s books and records including, but not limited to: minute books, ledgers, and records indicating, summarizing or evidencing such Person’s assets, liabilities, the Collateral, the Obligations, and all information relating thereto; records indicating, summarizing or evidencing such Person’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

Borrowing Base means at any time of determination, the product of the Advance Rate times the aggregate unfunded Capital Commitments of the Rated Institutional Investors and the Non-Rated Institutional Investors. No Defaulting Investor shall be a Rated Institutional Investor or Non-Rated Institutional Investor for purposes of calculating the Borrowing Base. For the avoidance of doubt, the unfunded Capital Commitment of any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be included for purposes of calculating the Borrowing Base until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Rated Institutional Investor or a Non-Rated Institutional Investor for such purposes in the sole discretion of the Administrative Agent. For the purposes of this Agreement, no unfunded Capital Commitments shall consist of Uncallable Subscriptions.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

BSA – see Section 9.12(b).

Business Day means a day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois or New York, New York, offices of the Administrative Agent are open to the public for carrying on substantially all of the Administrative Agent’s business functions, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

Capital Call means any demand or request submitted by the Company (or by the Administrative Agent, to the extent permitted hereunder) to any Investor to make a Capital Contribution or to make a payment on a Capital Commitment, in each case, pursuant to and in accordance with, as applicable, the Operating Agreement and the Subscription Agreements of the Investors.

Capital Commitment means the capital commitment of each of the Investors to the Company in the amount set forth in the Operating Agreement or the applicable Subscription Agreement, including, for the avoidance of doubt, the “BDC Commitment” as such term is defined in the applicable Subscription Agreement. For the avoidance of doubt, certain Investors have (i) fully-funded subscriptions to the Company or (ii) committed to a schedule of periodic subscriptions to the Company, in pre-determined amounts to be paid on pre-determined dates, and the Company may not issue Capital Calls against such subscriptions (such uncallable subscriptions the “Uncallable Subscriptions”); provided that, any Capital Commitments for which the Company may issue Capital Calls against such subscriptions shall not be deemed to be Uncallable Subscriptions; provided further that, for the avoidance of doubt, any Capital Commitments of the Specified Investor shall not be deemed to be Uncallable Subscriptions as of the Closing Date. For purposes of this Agreement, the Uncallable Subscriptions shall not be considered unfunded Capital Commitments at any time and shall not be part of the Borrowing Base.

Capital Contribution means, with respect to any Investor, the sum of the net amount of cash contributed by such Investor to the Company in respect of such Investor’s Capital Commitment to the Company.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Collateralize means to deliver cash collateral to an Issuing Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such Issuing Lender and in an amount satisfactory to such Issuing Lender which amount may exceed the Stated Amount of outstanding Letters of Credit. Derivatives of such term have corresponding meanings.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

CIBC - see the Preamble.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986, as amended.

Collateral means the assets identified as collateral under the Security Agreement.

Collateral Account means each account listed on Schedule 2, and Collateral Accounts shall mean all such accounts.

Collateral Documents means, collectively, the Security Agreement, each control agreement (if any) and any other agreement or instrument pursuant to which the Company grants or purports to grant collateral to the Administrative Agent for the benefit of the Secured Parties (whether directly or via a cascading pledge in favor of the Administrative Agent as the ultimate secured party) or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans and to issue or participate in Letters of Credit is set forth on Annex A, and in the case of any Lender that becomes a Lender by assignment after the Closing Date, the amount of such Lender’s Commitment is as set forth in the applicable Assignment Agreement or joinder agreement, as applicable. The Administrative Agent shall have the right to amend and re-issue an updated version of Annex A to reflect any Facility Increase effectuated under Section 6.1.3 or reduction to the Revolving Commitment effectuated pursuant to Section 6.1.1.

Competitor means any private investment fund manager that would reasonably be deemed to be a competitor to the Company that invests in any credit fund, debt fund or business development company (excluding any commercial or investment bank or insurance company (but including any specific division or branch of any commercial or investment bank or insurance company that sponsors or invests in any credit fund, debt fund, business development company or other Person in the primary business of asset management)).

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Constituent Documents means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing, certificate, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles or certificate of formation and operating or limited liability company agreement for such Person; and (c) in the case of a corporation, the certificate or articles of incorporation or association, and the bylaws (as applicable) for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time. For the avoidance of doubt, with respect to the Company, its “Constituent Documents” shall include the Operating Agreement.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the lesser of (x) the outstanding principal amount of the indebtedness, obligation or other liability guaranteed or supported thereby, and (y) the fair market value of any property encumbered thereby.

Controlled Group means: (a) the controlled group of corporations as defined in Section 414(b) of the Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code), in each case of which the Company or any of its Subsidiaries is a member.

Credit Link Documents means such financial information and documents as may be reasonably requested by the Administrative Agent, in its sole but reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty, a keepwell agreement or such other acceptable instrument reasonably determined by the Administrative Agent in its sole but reasonable discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

Credit Provider means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole but reasonable discretion, of the obligations of an Investor to make Capital Contributions.

Debt of any Person means, without duplication, (a) all indebtedness for borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of (x) the fair market value of such property securing such indebtedness at the time of determination, and (y) the outstanding principal amount of the indebtedness, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Contingent Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

Debtor Relief Laws means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Defaulting Investor is defined in the definition of “Exclusion Event” herein.

Defaulting Lender means any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Company or the Administrative Agent, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in such proceeding or appointment; or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.

Distribution means, with respect to any Person, (a) any payment, dividend or distribution arising from or in connection with any capital or equity investment in such Person, and (b) any return of capital or return of any investment in such Person.

Dollar and the sign “$” mean lawful money of the United States of America.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom (if applicable).

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Institution means (a) CIBC, (b) The Bank of New York Mellon or (c) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

Equity Interests mean shares of capital stock, share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Investor means any Person that is an “employee benefit plan” or “plan” within the meaning of, and subject to the provisions of, Title I of ERISA or Section 4975 of the Code, or any other entity the assets of which are treated as “plan assets” within the meaning of the Plan Asset Regulations.

Erroneous Payment - see Section 14.14(a).

Erroneous Payment Deficiency Assignment - see Section 14.14(d)(i).

Erroneous Payment Impacted Class - see Section 14.14(d) (i).

Erroneous Payment Return Deficiency - see Section 14.14(d)(i).

Erroneous Payment Subrogation Rights - see Section 14.14(e).

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent, as applicable or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, as applicable, (a) Taxes imposed upon, or measured by, the Lender’s or the Administrative Agent’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) any Tax attributable to a Lender’s failure to comply with Section 7.6(d); (c) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or a Commitment pursuant to a law in effect on the date on which such Lender (i) acquires such interest in the Loans or a Commitment (other than pursuant to an assignment request by the Company under Section 8.7(b)) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; and (d) any withholding Taxes imposed under FATCA.

Exclusion Event means the occurrence, with respect to any Investor (such Investor hereinafter referred to as a “Defaulting Investor”), or the Credit Provider, Sponsor or Responsible Party for such Investor, if applicable, of any of the following events:

(i) such Investor shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is generally unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Law; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or Insolvency Proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii) the commencement of any Insolvency Proceeding relating to such Investor or all or any material part of its respective property is instituted without the consent of such Person; or an order judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets;

(iii) such Investor shall repudiate, challenge, or declare unenforceable its obligation to make contributions to the capital of the Company pursuant to its Capital Commitment or a Capital Call or its obligation to make contributions to the capital of the Company pursuant to its Capital Commitment or a Capital Call under any of such documents shall be or become unenforceable;

(iv) such Investor shall fail to make a Capital Contribution within ten (10) Business Days of when due in accordance with such Capital Call, unless Administrative Agent elects in writing, in its sole discretion, to waive any such failure;

(v) the occurrence of any circumstance or event which would reasonably be expected to impair, impede, or jeopardize the obligation and the liability of such Investor to fund Capital Contributions;

(vi) such Investor amends its Subscription Agreement or Side Letter (including through any “most favored nation” election) in any way that Administrative Agent, acting in good faith, reasonably determines would materially impair its Collateral rights;

(vii) such Investor is excused or excluded from making a Capital Contribution or funding amounts due under a Capital Call, in any case, with respect to the investment being acquired or otherwise funded in whole or in part with any proceeds of the related Loan or Letter of Credit; provided that to the extent such excuse or exclusion relates solely to a portion of such Investor’s unfunded Capital Commitment, only such excused or excluded portion shall be excluded from the Borrowing Base;

(viii) such Investor is or becomes a Sanctioned Person;

(ix) any final judgment or decree which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor shall be rendered against such Investor, unless (x) such judgment or decree is covered by insurance in an amount that would cause any uninsured potential liability not to exceed fifteen percent (15%) of the net worth of such Investor and the applicable insurance company has acknowledged its obligations in respect of such judgment or decree in writing and (y) such judgment or decree shall be discharged, paid, bonded or vacated within thirty (30) days of issuance;

(x) a material breach or default shall occur in the performance by such Investor of any representation, warranty, covenants or other material agreements (other than a failure to make a capital contribution described in clause (iv) above) contained in its Subscription Agreement, Side Letter or the applicable Partnership Agreement, and such Investor fails to cure the adverse effect of the failure of such representation, warranty, covenants or other material agreements within thirty (30) days of such material breach or default;

(xi) except with respect to any Specified Transfer, such Investor shall assign, convey, exchange, sell, set-off, transfer or otherwise dispose of its Equity Interests of the Company and/or Capital Commitment, or be released from its obligation under the applicable Partnership Agreement or its Subscription Agreement to make contributions pursuant to a Capital Call with respect to such Equity Interests and/or Capital Commitment, provided that only such assigned, conveyed, exchanged, sold, set-off, transferred or otherwise disposed of or released Equity Interests and/or Capital Commitment shall be excluded from the Borrowing Base if less than all of such Investor’s Equity Interests and/or Capital Commitment are assigned, conveyed, exchanged, pledged, sold, set-off, transferred or otherwise disposed or released;

(xii) such Investor (other than Jefferies Finance LLC) shall encumber or pledge any of its Equity Interests of the Company; provided that only such encumbered or pledged Equity Interests shall be excluded from the Borrowing Base if less than all of such Investor’s Equity Interests are encumbered or pledged; and

(xiii) such Investor’s Capital Commitment becomes an Uncallable Subscription;

provided that any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be considered an Investor for purposes of calculating the Borrowing Base until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Investor for such purposes in the sole but reasonable discretion of the Administrative Agent. For the avoidance of doubt, the Administrative Agent may waive the requirement for any Rated Institutional Investor and any Non-Rated Institutional Investor described in clause (a) of the definition of each of “Rated Institutional Investor” and “Non-Rated Institutional Investor” to deliver any financial statements or reports in its sole discretion.

Facility Extension – see Section 6.5.

Facility Increase – see Section 6.1.3(a)(A).

FATCA means Code sections 1471 through 1474, as in effect on the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Code section 1471(b)(1), any intergovernmental agreement entered into among Governmental Authorities pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by the Administrative Agent in its discretion. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company, which period shall be the 12-month period ending on December 31st of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2024”) refer to the Fiscal Year ending on December 31st of such calendar year.

Floor means a rate of interest equal to 0.00%.

Form 10 means the General Form for Registration of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 of the Company, as originally filed with the Securities and Exchange Commission on August 11, 2023.

Fronting Exposure means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Funding Ratio means: (a) for any Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Code that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Governmental Authorities means (a) the United States; (b) the state, county, city or other political subdivisions; (c) all other governmental or quasi-governmental authorities, boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (d) all judicial authorities and public utilities having or exercising jurisdiction over the Company, the Company’s assets or the Collateral; including any supra-national bodies (such as the European Union or European Central Bank). The term “Governmental Authority” means any one of the Governmental Authorities.

Governmental Permits means all permits, approvals, licenses and authorizations now or hereafter issued by any Governmental Authority for or in connection with the conduct of the Company’s business or the ownership or use by the Company of its properties and the Collateral.

Governmental Plan Investor means each Investor that is a governmental plan as defined in Section 3(32) of ERISA.

Governmental Requirements means all existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to the Company, the Collateral or the Company’s assets or properties.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Increase Effective Date - see Section 6.1.3(a)(D).

Indemnified Liabilities - see Section 15.17.

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

Insolvency Proceeding means, with respect to any Person, any proceeding commenced by or against such Person under any provision of the United States Bankruptcy Code, or under any other bankruptcy, insolvency, restructuring or similar law, including, but not limited to, liquidations, assignments for the benefit of creditors, schemes of arrangement with creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

Institutional Investor means a Non-Rated Institutional Investor or a Rated Institutional Investor.

Investment means a “Portfolio Investment” as defined in the Operating Agreement of the Company.

Investment Company Act means the Investment Company Act of 1940, as amended.

Investor means each Person that (a) is admitted to Company as a member, a limited partner, shareholder, or general partner or other equity holder in accordance with the Operating Agreement and (b) has an unfunded Capital Commitment to the Company.

Investor Information - see Section 15.9.

Issuing Lender means CIBC, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of CIBC that may from time to time issue Letters of Credit, or any other financial institution that CIBC may cause to issue Letters of Credit for the account of the Company, and their successors and assigns in such capacity; provided that such successor or assign has agreed to be an Issuing Lender.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by an Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate means 2.25%.

L/C Sublimit means an amount equal to the least of (a) an aggregate amount of $25,000,000 and (b) the Revolving Commitment.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lenders; for purposes of clarification only, to the extent that CIBC (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of CIBC providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.2.

Letter of Credit Obligations means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by an Issuing Lender pursuant to a Letter of Credit that have not yet been reimbursed by or on behalf of the Company at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder (i) by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), or (ii) because a pending drawing submitted on or before the expiration date of such Letter of Credit has not yet been honored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The Letter of Credit Obligations of any Lender at any time shall be its Pro Rata Share of the total Letter of Credit Obligations at such time.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letters, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing.

Loan or Loans - see Section 2.1.1.

Management Agreement means that certain Investment Advisory Agreement between the Company and the Advisor, dated as of September 25, 2023.

Management Fee has the meaning provided to the term “Management Fee” in the Operating Agreement (as in effect on the Closing Date with respect to the Company).

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by an Issuing Lender at such time.

Material Adverse Effect means a material adverse effect upon (a) the financial condition of the Company, (b) the ability of the Company to perform any of the Obligations under any Loan Document or (c) any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company of any Loan Document to which it is party.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Non-Defaulting Lender means each Lender other than a Defaulting Lender.

Non-Rated Institutional Investor means (a) any Investor to the extent such Investor does not satisfy an Applicable Requirement, as determined by the Administrative Agent in its sole but reasonable discretion, and any other Investor designated in writing as such by the Administrative Agent and the Required Lenders in their sole discretion; and (b) in respect of which there has been delivered to the Administrative Agent the documents required under Section 10.27, which shall be acceptable to the Administrative Agent in its reasonable discretion.

Non-U.S. Lender - see Section 7.6(d).

Non-Use Fee Rate means 0.50% per annum.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Company under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of the Company in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to CIBC or its Affiliates, all Bank Product Obligations, and all Erroneous Payment Subrogation Rights, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between any Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) with respect to an assignment (other than an assignment made pursuant to Section 8.7(b)).

Operating Agreement means that certain Articles of Amendment and Restatement of the Company, as the same may be amended, supplemented, restated, amended and restated and corrected from time to time.

Participant - see Section 15.6.2.

PATRIOT Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), and the rules and regulations promulgated thereunder from time to time in effect.

Payment Recipient - see Section 14.14(a).

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.

Permitted Liens means any and all of the following: (a) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (b) bankers’ liens in favor of the applicable depository bank at which the Collateral Accounts are held, solely with respect to such Collateral Accounts and amounts credited thereto; and (c) any other Liens consented to in writing by the Administrative Agent and Required Lenders.

Permitted RIC Distributions means, without duplication, (a) distributions required to maintain the status of the Company as a regulated investment company under the Internal Revenue Code and (b) distributions required to eliminate federal income tax imposed on the Company and distributions required to eliminate federal excise taxes imposed by Section 4982 of the Internal Revenue Code (or any successor thereto).

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan Asset Regulations means the Department of Labor Regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

Prime Rate means, for any day, the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate; provided further that if the Prime rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Pro Rata Share means, with respect to a Lender’s obligation to make Loans, participate in Letters of Credit, reimburse the Issuing Lenders, and receive payments of principal, interest, fees, costs, and expenses with respect thereto and with respect of all other matters or to a particular Lender, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

Rated Institutional Investor means (a) any Investor to the extent such Investor is in a category listed on Annex C hereto and satisfies an Applicable Requirement, in each case, as determined by the Administrative Agent in its sole but reasonable discretion, and any other Investor designated in writing as such by the Administrative Agent and the Required Lenders in their sole but reasonable discretion; and (b) in respect of which there has been delivered to the Administrative Agent the documents required under Section 10.27, which shall be acceptable to the Administrative Agent in its reasonable discretion.

Rating means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity) from S&P or Moody’s.

Reference Time with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) otherwise, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not

Term SOFR, then the time determined by the Administrative Agent in accordance with the Benchmark Conforming Changes. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day as described in clause (a) above has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

Regulation D, Regulation T, Regulation U and Regulation X means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

Relevant Governmental Body means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

Replacement Lender - see Section 8.7(b).

Required Lenders means, at any time, Lenders whose aggregate Pro Rata Shares exceed 50% as determined pursuant to the definition of “Pro Rata Share”; provided that, at any time of determination, if there is more than one Lender party to the credit facility governed by this Agreement at such time, no fewer than two unaffiliated Lenders shall constitute “Required Lenders”. The Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Party means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

Revolving Commitment means, as of the Closing Date, $50,000,000, as such amount may be increased or reduced from time to time pursuant to Section 6.1.

Revolving Loan Availability means the lesser of (a) the Revolving Commitment, and (b) the Borrowing Base.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Loans at such time, plus (b) the Stated Amount of all Letters of Credit at such time.

RIC means a person qualifying for treatment as a “regulated investment company” under the Code.

S&P means S&P Global Ratings, a subsidiary of S&P Global Inc. and any successor thereto.

Sanctioned Country means, at any time, a country, region or territory which is the subject or target of a comprehensive sanctions program maintained by any applicable Governmental Authority pursuant to Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

Sanctioned Person means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” or any similar list maintained by OFAC, or any other Sanctions-related list of designated Persons maintained by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any member state thereof, Canada, or any other Governmental Authority with jurisdiction over the parties to this Agreement, (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in, organized under the laws of, or located in, a Sanctioned Country, or (c) any Person owned or controlled directly or indirectly by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions means any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced by the United States of America, including those administered by the U.S. Department of Treasury, including the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United National Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any member state thereof, Canada or any other Governmental Authority with jurisdiction over the parties to this Agreement.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Secured Parties means the Administrative Agent, the Lenders, each Issuing Lender and each Affiliate of CIBC providing Bank Products pursuant to a Bank Product Agreement.

Security Agreement means the Security Agreement, dated as of the Closing Date, executed and delivered by the Company, together with any other security agreement executed by the Company, in each case in form and substance satisfactory to the Administrative Agent in favor of the Administrative Agent for the benefit of the Secured Parties.

Senior Officer means, with respect to the Company, any of the chief executive officer, the chief financial officer, the chief operating officer, the treasurer or any other director or officer or the equivalent thereof or other authorized person with respect to the matter in question.

Share Repurchase Program means the Share Repurchase Program of the Company as described in the Form 10 under the caption “Share Repurchase Program”, as the same may be amended from time to time.

Side Letter means any side letter by and between an Investor and the Company that amends the Operating Agreement or such Investor’s Subscription Agreement.

Side Letter Amendment – see Section 10.29(b).

Side Letter Material Amendment – see Section 10.29(b).

Side Letter Notification – see Section 10.29(b).

SOFR means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).

SOFR Administrator’s Website means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

SOFR Borrowing means the SOFR Loans comprising a borrowing of Loans.

SOFR Business Day means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Interest Rate means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Term SOFR Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 15.23, such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than 0.00% per annum.

SOFR Loan means a Loan that bears interest at a rate based on Term SOFR.

SOFR Loan Group – see Section 2.2.1.

SOFR Margin means 2.25% per annum.

Specified Investor means that certain investor specified on Schedule 1.1 hereto.

Specified Transfer means any assignment, conveyance, exchange, sale, set off, transfer or disposition of an Investor’s Equity Interests of the Company and/or Capital Commitment for which such assigning Investor maintains its obligations to make contributions pursuant to a Capital Call with respect to such Equity Interests and/or Capital Commitment, subject to receipt by the Administrative Agent of documentation acceptable to the Administrative Agent in its sole discretion evidencing that such assigning Investor maintains its obligations to make contributions pursuant to a Capital Call with respect to such assigned, conveyed, exchanged, sold, set-off, transferred or otherwise disposed of Equity Interests and/or Capital Commitment.

Sponsor means, for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Stated Termination Date means October 15, 2025, subject to the extension of such date pursuant to Section 6.5.

Subscription Agreement means a subscription agreement executed by an Investor in connection with its subscription for an Equity Interest in the Company in the form attached hereto as Exhibit G (or such other form as is acceptable to the Administrative Agent).

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Equity Interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including interest and penalties and other additions to taxes with respect to the foregoing.

Term SOFR means, with respect to each day of any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate for a period comparable to such Term SOFR Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Term SOFR Interest Period and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 15.23, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

Term SOFR Interest Period means with respect to those Loans bearing interest based on Term SOFR, a period of 1 month to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by the Company in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to the Administrative Agent and the Company; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the applicable Stated Termination Date and (d) no tenor that has been removed from this definition pursuant to Section 15.23 shall be available for specification in any borrowing request. For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.

Termination Date means the earliest to occur of (a) the Stated Termination Date, (b) the date on which the ability to call Capital Commitments from the Investors in the Company for the purpose of repaying the Obligations is terminated, and (c) such other date on which the Commitments terminate pursuant to Section 6 or 13.

Type - see Section 2.2.1.

UCC means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time that governs creation or perfection (and the effect thereof) of security interests in any Collateral.

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement - see Section 15.23.

Uncallable Subscriptions has the meaning provided in the definition of “Capital Commitment”.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Agent means the Company or the Administrative Agent, as applicable.

Withholding Certificate - see Section 7.6(d)(i)(D).

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.3 Reserved.

1.4 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to the Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1 Revolving Commitment. Each Lender with a Commitment severally agrees to make loans to the Company on a revolving basis (“Loans”), at any time and from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that (a) the Revolving Outstandings shall not at any time exceed the Revolving Loan Availability and, (b) such Lender’s Pro Rata Share of the aggregate Revolving Outstandings shall not at any time exceed the Commitment of such Lender.

2.1.2 L/C Commitment. Subject to Section 2.3.1, each Issuing Lender agrees to issue stand-by letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to such Issuing Lender (each, a “Letter of Credit”), at the request of the Company, and for the account of the Company from time to time before the applicable Stated Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the Revolving Outstandings of the Company will not at any time exceed the Revolving Loan Availability, (b) such Lender’s Pro Rata Share of the aggregate Revolving Outstandings shall not at any time exceed the Commitment of such Lender, and (c) the aggregate Revolving Outstandings shall not at any time exceed the total Revolving Commitment and (d) the aggregate stated amount of the outstanding Letters of Credit shall not exceed the L/C Sublimit.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Loan shall be either a Base Rate Loan or a SOFR Loan (each a “type” of Loan), as the Company shall specify in such notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. SOFR Loans having the same Term SOFR Interest Period which expire on the same day are sometimes called a “SOFR Loan Group” or collectively “SOFR Loan Groups”. Base Rate Loans and SOFR Loans may be outstanding at the same time, provided that not more than fifteen (15) different SOFR Loan Groups shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types of Loans and SOFR Loan Groups.

2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a SOFR borrowing, 1:00 P.M., Chicago time, at least two (2) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify (i) the date (which shall be a Business Day), (ii) amount and type of borrowing (iii) in the case of SOFR Loans bearing interest based on Term SOFR, the initial Term SOFR Interest Period and (iv) any other matters set forth in any applicable Benchmark Conforming Changes. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12.2 with respect to such borrowing have not been satisfied, the Administrative Agent shall promptly pay over the funds received by the Administrative Agent to the Company specified in the Notice of Borrowing on the requested borrowing date by depositing such funds into the account specified in the Notice of Borrowing. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $200,000 or a higher integral multiple of $50,000, and each SOFR borrowing shall be in an aggregate amount of at least $500,000 or a higher integral multiple of at least $100,000; provided that a Base Rate Loan may be made in a lower amount or without regard to the multiples if the amount of such Loan is equal to (x) the entire unused balance of the Revolving Loan Availability of the Company or (y) the amount required to finance the reimbursement of a Letter of Credit under Section 2.3.3.

2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $200,000 or a higher integral multiple of $50,000) into Loans of the other type; or

(B) elect, as of the last day of the applicable Term SOFR Interest Period, to continue any SOFR Loans bearing interest based on Term SOFR having Term SOFR Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $50,000) for a new Term SOFR Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each SOFR Loan Group shall be at least $500,000 and an integral multiple of $50,000.

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of SOFR Loans, 1:00 P.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, SOFR Loans bearing interest based on Term SOFR, the duration of the requested Term SOFR Interest Period therefore.

The acceptance by the Administrative Agent of a Notice of Conversion/Continuation with respect to a conversion into or continuation of a SOFR Loan bearing interest based on Term SOFR is subject to the condition that no Event of Default or Unmatured Event of Default exists at the time of such request.

(c) If upon the expiration of any Term SOFR Interest Period applicable to SOFR Loans, the Company has failed to select timely a new Term SOFR Interest Period to be applicable to such SOFR Loans, the Company shall be deemed to have elected to continue such SOFR Loans as SOFR Loans of the same Term SOFR Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic continuation.

(e) Any conversion of a SOFR Loan on a day other than the last day of a Term SOFR Interest Period therefor shall be subject to Section 8.4.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. Prior to the issuance of the initial Letter of Credit issued to the Company, the Company shall execute and deliver to each Issuing Lender each Master Letter of Credit Agreement from time to time in effect with respect to such Issuing Lender. Prior to the issuance of any Letter of Credit hereunder, the Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of such Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and such Issuing Lender shall agree in any particular instance in their sole but reasonable discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the

Administrative Agent or such Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the applicable Stated Termination Date; provided that, a Letter of Credit may extend up to 12 months beyond such Stated Termination Date as long as such Letter of Credit is Cash Collateralized at least 7 days prior to such Stated Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the earlier of the applicable Stated Termination Date that is Cash Collateralized for the benefit of an Issuing Lender shall be the sole responsibility of such Issuing Lender. So long as (i) the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied and (ii) no Lender is at that time a Defaulting Lender (unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender in its sole but reasonable discretion, to eliminate the Issuing Lender’s Fronting Exposure), such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the applicable Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse (either with the proceeds of a Loan as provided for in this Section 2.3.3 or with funds from other sources) each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Unless the Company shall immediately notify the Issuing Lender that the Company intends to reimburse the Issuing Lender for such drawing from other sources or funds and subject to the satisfaction of the conditions set forth in Section 12.2 in all respects, the Company shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent, and the Company hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Issuing Lender, to disburse directly, as a Loan hereunder, to the Issuing Lender, with notice to the Company in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Issuing Lender pursuant to this Credit Agreement. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the applicable Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus, beginning on the third (3rd) Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, two percent (2%). Each Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of an Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

(b) The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lenders, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4 Funding by Lenders to Issuing Lender. If any Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed such Issuing Lender in full for such payment or disbursement by 10:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by such Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from such Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.3.5 If at any time, the Letter of Credit Obligations held by Company exceed the L/C Sublimit, Company shall Cash Collateralize such excess (a) promptly on demand or knowledge thereof, and in any event within five (5) Business Days (or such long period agreed to by the Administrative Agent in its sole but reasonable discretion), to the extent such funds are available in the Collateral Account; and (b) otherwise, to the extent that it is necessary for the Company to issue a Capital Call to the Investors to fund such required payment, (i) the Company shall be permitted to issue a Capital Call to its Investors within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole but reasonable discretion) of such demand or knowledge and such Capital Call must require payment by such Investors within ten (10) Business Days after the date hereof and (ii) the Company shall make or cause such required payment to be made promptly, and in any event within two (2) Business Days, after the related Capital Contributions are received by the Company.

2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any SOFR Loan bearing interest based on Term SOFR, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.6 Defaulting Lenders. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) within five (5) Business Days following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender;

(b) the non-use fee of such Defaulting Lender pursuant to Section 5.1 and the Letter of Credit fees of such Defaulting Lender pursuant to Section 5.2 shall cease to accrue, provided that with respect to any Letter of Credit fee not required to be paid to any Defaulting Lender, the Company shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below;

(c) the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder;

(d) all or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 15.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(e) if the reallocation described in clause (d) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lender’s Fronting Exposure; and

(f) each Defaulting Lender shall indemnify Administrative Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Administrative Agent or by any Non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its pro rata share of the Loans or to otherwise perform its obligations under the Loan Documents.

In the event that Administrative Agent, Lenders and the Company each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Commitments of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes. The Loans of each Lender may be evidenced by a Note delivered by the Company, upon the request of such Lender. The Company agrees, from time to time, to reissue any Note previously delivered, in renewal of and substitution for the Note previously issued to such Lender.

3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each SOFR Loan bearing interest based on Term SOFR, the dates on which each Term SOFR Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

(b) at all times while such Loan is not a Base Rate Loan, at a rate per annum equal to the sum of the SOFR Interest Rate plus the SOFR Margin;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, upon prior written notice to the Company, the interest rate applicable to the overdue amount outstanding of each Loan shall be increased by two percent (2%) (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Loans plus two percent (2%)), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1, 13.1.4 or 13.1.5, such increase shall occur automatically.

4.2 Interest Payment Dates. Accrued interest on each Loan shall be payable quarterly in arrears on the fifteenth (15th) calendar day immediately following each calendar quarter end, upon a prepayment of such Loan (to the extent accrued on the principal amount prepaid) made under Sections 6.2.1 or 6.2.2, and on the Termination Date; provided, that if such payment date is not a Business Day, such payment date shall be extended to the following Business Day. After the Termination Date, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of Interest Rates. The applicable Base Rate or SOFR rate shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable Base Rate or SOFR rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable SOFR rate hereunder.

4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

4.5 Initial Interest Period for Term SOFR Loans. Notwithstanding the definition of Term SOFR Interest Period, the Administrative Agent shall cause the initial interest period for a SOFR Loan to be a period of less than or equal to one month in duration and calculate Term SOFR for such initial interest period based on a one-month Term SOFR Interest Period.

SECTION 5 FEES.

5.1 Non-Use Fee. The Company agrees to pay to the Administrative Agent, for the account of each Lender, a non-use fee, for the period from the Closing Date to the Stated Termination Date, at the Non-Use Fee Rate on such Lender’s Pro Rata Share (as adjusted from time to time) of the average daily unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the fifteenth (15th) calendar day immediately following each calendar quarter end and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid; provided, that if such payment date is not a Business Day, such payment date shall be extended to the following Business Day. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to the overdue amount outstanding of each Letter of Credit shall be increased by two percent (2%) at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the fifteenth (15th) calendar day immediately following each calendar quarter end and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated; provided, that if such payment date is not a Business Day, such payment date shall be extended to the following Business Day.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to any Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, including, without limitation, any fees set forth in a fee letter with such Issuing Lender.

5.3 Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent, including the fees set forth in the Agent Fee Letters.

SECTION 6 INCREASE, REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1 Increase, Reduction or Termination of the Revolving Commitment.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitment. The Company may from time to time on at least five (5) Business Days’ prior written notice received by the Administrative Agent (or such shorter time period as the Administrative Agent may reasonably agree in its sole but reasonable discretion and which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $500,000 or a higher integral multiple of $100,000; provided that, in no event shall a reduction by the Company reduce the Revolving Commitment to $10,000,000 or less (except for a termination of all the Revolving Commitments). Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all unpaid accrued interest on the Loans and all unpaid accrued non-use fees and all accrued letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.1.3 Increase of the Revolving Commitment.

(a) General.

(A) Upon written notice to the Administrative Agent, the Company may, from time to time, at any time during the term of this Agreement (but subject to the terms and conditions set forth herein), request an increase in the Revolving Commitment (such increase, a “Facility Increase”), up to an aggregate amount not exceeding $75,000,000. The Company shall have submitted such written request for such Facility Increase to the Administrative Agent at least sixty (60) days (or such shorter time period as the Administrative Agent and the Lenders may agree in their sole but reasonable discretion) in advance of the Company’s desired effective date of such Facility Increase, which shall be a Business Day, and Administrative Agent shall promptly notify each Lender of such request.

(B) Each Lender shall use commercially reasonable efforts to notify the Administrative Agent at least thirty (30) in advance of the Company’s desired effective date of such Facility Increase whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(C) The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made under this Section 6.1.3. If the existing Lenders do not agree to the full amount of a requested increase, then any other Person appointed or chosen by the Company shall become a Lender hereunder subject to the approval of the Administrative Agent and the Issuing Lender (which approvals the Administrative Agent and Issuing Lenders agree shall not be unreasonably withheld), provided that such Person executes a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(D) If the Revolving Commitment is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation among the Lenders of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase, the Increase Effective Date and revised Pro Rata Shares.

(E) Each of the following shall be conditions precedent to any Facility Increase: (i) the Company shall have paid, on or prior to the Increase Effective Date, any applicable facility increase fees as set forth in the Agent Fee Letters; (ii) no Unmatured Event of Default or Event of Default shall have occurred and be continuing (x) on the date on which such request for such Facility Increase is made and (y) on the Increase Effective Date, or would immediately result after giving effect to such Facility Increase; (iii) the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect on the Increase Effective Date (both immediately before and immediately after giving effect thereto) as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (iv) the Company shall deliver to the Administrative Agent an updated Borrowing Base Certificate setting forth compliance with the increased Revolving Commitments on a pro forma basis after giving effect to such Facility Increase; (v) the Company shall deliver to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent, executed by a Senior Officer and dated as of the Increase Effective Date (x) certifying and attaching the resolutions adopted by the Company approving or consenting to such increase (or certifying in the request that the previously delivered resolutions remain the governing resolutions without amendment); (y) certifying that, both immediately before and immediately after giving effect to such Facility Increase, the conditions set forth in clauses (ii) and (iii) above have been satisfied; (vi) the Administrative Agent shall have obtained the written consent from each of the existing Lenders that agree to increase their portion of the Revolving Commitment (each, in their sole but reasonable discretion) and/or joinder documents from each new Lender that will be joined to this Agreement in connection with such Facility Increase; (vii) each new Lender shall have received a customary written opinion of counsel for the Company (or a reliance letter in respect thereof in form and substance reasonably acceptable to such Lender); and (viii) upon any new Lender’s request therefor, the Company shall deliver to such Lender a Note.

(b) Reallocation of Lender Commitments Following Facility Increase. Within ten (10) days of any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the credit facility evidenced by this Agreement or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans (including any Loans made by any new or increasing Lender pursuant to this Section 6.1.3) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.2.2 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Company shall pay (x) all interest due on the amount repaid to the date of repayment on the immediately following interest payment date and (y) any amounts due pursuant to Section 8.4.

(c) This Section 6.1.3 shall supersede any provisions in Section 15.1 to the contrary.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.2.2 Mandatory Prepayments.

(a) Subject to clause (b) below, if on any day the Company has knowledge or receives notice that the Revolving Outstandings exceed the Revolving Loan Availability or the Revolving Commitment (in each case of the foregoing, including as a result of an Exclusion Event), in each case, the Company shall first prepay the Loans and second Cash Collateralize the outstanding Letters of Credit, in an amount sufficient to eliminate such excess (x) promptly on demand or knowledge thereof, and in any event within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole but reasonable discretion), to the extent such funds are available in the Collateral Accounts; and (y) otherwise, to the extent that it is necessary for the Company to issue a Capital Call to the Investors to fund such required payment, (i) the Company shall be permitted to issue a Capital Call to the Investors within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole but reasonable discretion) of such demand or knowledge and such Capital Call must require payment by such Investors within ten (10) Business Days after the date thereof and (ii) the Company shall make or cause such required payment to be made promptly, and in any event within two (2) Business Days, after the related Capital Contributions are received by the Company. Each Loan made by the Lenders hereunder shall be repaid in full upon the Termination Date.

(b) If on any day the Company has knowledge or receives notice that the Revolving Outstandings exceed the Revolving Loan Availability or the Revolving Commitment solely as a result of an Exclusion Event with respect to the Specified Investor, the Company shall first prepay the Loans and second Cash Collateralize the outstanding Letters of Credit, in an amount sufficient to eliminate such excess within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole discretion).

6.2.3 Quarterly Sweep. Beginning with the fiscal quarter ending December 31, 2024, within ten (10) Business Days of the end of the immediately preceding quarter, the Company shall prepay Obligations in an amount that is equal to or greater than the sum of (i) the product of (a) twenty-five percent (25.0%) times (b) the weighted average outstanding Obligations for the immediately preceding two quarters (or, in the case of quarter ending December 31, 2024, the weighted average outstanding Obligations for the preceding quarter) minus (ii) the amount of Obligations prepaid pursuant to this Section 6.2.3 during the preceding quarter; provided that if the amount of outstanding Obligations as of the last day of immediately preceding quarter is less than or equal to 25% of the Revolving Commitment, then such prepayment pursuant to this Section 6.2.3 shall not be required; provided further that the Administrative Agent may waive the requirement under this Section 6.2.3 in its sole discretion. Any amounts prepaid pursuant to this Section 6.2.3 may not be redrawn for three (3) Business Days after such prepayment.

6.2.4 Termination of Advisor; Change of Control. If on any day the Advisor, Jefferies Credit Partners LLC or an Affiliate thereof ceases to act as investment adviser (whether by assignment or otherwise) to the Company, the Company shall first prepay the Loans in full and second Cash Collateralize the outstanding Letters of Credit, (x) promptly on demand or knowledge thereof, and in any event within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole but reasonable discretion), to the extent such funds are available in the Collateral Accounts; and (y) otherwise, to the extent that it is necessary for the Company to issue a Capital Call to the Investors to fund such required payment, (i) the Company shall be permitted to issue a Capital Call to the Investors within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole but reasonable discretion) of such demand or knowledge and such Capital Call must require payment by such Investors within ten (10) Business Days after the date thereof and (ii) the Company shall make or cause such required payment to be made promptly, and in any event within two (2) Business Days, after the related Capital Contributions are received by the Company.

6.3 Manner of Prepayments. Each voluntary partial prepayment shall be in a principal amount of $200,000 or a higher integral multiple of $50,000. Any partial prepayment of a SOFR Loan Group shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a SOFR Loan bearing interest based on Term SOFR on a day other than the last day of a Term SOFR Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding SOFR Loans in direct order of Term SOFR Interest Period maturities in the case of SOFR Loans bearing interest based on Term SOFR.

6.4 Repayments of Loans. The Loans of each Lender, and all accrued and outstanding Obligations shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

6.5 Extension of Maturity.

6.5.1 Request for Facility Extension and Conditions Precedent. The Company may from time to time make requests to extend the then-effective Stated Termination Date to a date that is not later than 365 days after the then-effective Stated Termination Date (or, if such 365th day is not a Business Day, an extension to the immediately preceding Business Day) (a “Facility Extension”), subject to the satisfaction of the following conditions precedent: (a) the Company shall have paid, on or prior to the then-effective Stated Termination Date, a facility extension fee in the amount set forth in the Agent Fee Letters; (b) no Unmatured Event of Default or Event of Default shall have occurred and be continuing subject to such Facility Extension (i) on the date on which such request for extension is made and (ii) on the then-effective Stated Termination Date, or would immediately result after giving effect to such Facility Extension; (c) the Company shall have submitted a written request for such Facility Extension to the Administrative Agent at least ninety (90) days (or such shorter period as the Administrative Agent may agree in its sole but reasonable discretion), but no more than one hundred twenty (120) days, in advance of the then-effective Stated Termination Date (which request shall promptly be forwarded by the Administrative Agent to each Lender); (d) the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect on the then-effective Stated Termination Date (both immediately before and immediately after giving effect to such Facility Extension) as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth in this clause (d) shall be disregarded for the purposes of this condition; and (e) the Administrative Agent and the Lenders shall have consented in writing, each in its sole but reasonable discretion.

6.5.2 Approval Process for Request for Facility Extension. The Administrative Agent shall provide a final determination of whether such request for such Facility Extension has been accepted (and the identity of the Lenders that have consented to such Facility Extension) no less than fifty-five (55) days in advance of the then-effective Stated Termination Date.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal or interest on the Loans, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under this Section 7.1 shall be made by the Company without setoff, counterclaim or other defense.

7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied to the Obligations in such order or manner as the Administrative Agent shall determine in its sole but reasonable discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a SOFR Loan bearing interest at based on Term SOFR, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter held or maintained with the Administrative Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any affected Loan) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that (i) if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Loans to any assignee or participant.

7.6 Taxes.

(a) All payments made by the Company hereunder or under any Loan Documents shall be made without deduction or withholding for any Taxes, except as required by applicable law.

(b) If any applicable law (as determined in the applicable Withholding Agent’s good faith discretion) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, the applicable Withholding Agent shall be entitled to make such deduction or withholding and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after the deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.6(b)) the applicable Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made. To the extent the Company withholds or deducts any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted or withheld to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without limiting clauses (a) and (b) above, the Company shall indemnify each Lender and Administrative Agent, within ten (10) days after demand therefore, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such person or required to be withheld or deducted from a payment to such person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall be conclusive absent manifest error.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i)(A)-(D), (d)(ii) and (d)(iii) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) whichever of the following is applicable:

(A) with respect to such Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two accurate and complete copies of IRS Forms W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two accurate and complete copies of IRS Forms W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) two accurate and complete copies of IRS Form W-8ECI;

(C) to the extent such Lender is not the beneficial owner, two accurate and complete copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; or

(D) if such Lender is claiming a complete exemption from withholding pursuant to Code sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”) to the effect that such Lender is not a “bank” within the meaning of Code section 881(c)(3)(A), a “10 percent shareholder” of the Company within the meaning of Code section 881(c)(3)(B), or a “controlled foreign corporation” described in Code section 881(c)(3)(C).

(E) Each Lender that is a Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(ii) If a payment made to a Lender under this Agreement or under any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable compliance obligations under FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 7.6(d)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender that is a United States person within the meaning of Code section 7701(a)(30) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding Tax.

Each Lender agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances) renders the prior forms or certificates hereunder obsolete or inaccurate in any respect, such Lender shall deliver to the Company and the Administrative Agent two new and accurate and complete signed copies of IRS Forms W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender to an exemption from, or reduction in, United States withholding Tax on payments to be made hereunder or any Loan, or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(e) The Administrative Agent (and any assignee or successor) will deliver, to the Company, on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI or IRS Form W-8BEN-E, as applicable, with respect to any amounts payable to the Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts the Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, and in each case of the foregoing clauses (i) and (ii), with the effect that the Company can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(f) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.7(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any related liabilities (including penalties, interest, additions to Tax and expenses, and any Taxes imposed by jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent under this clause (f). This indemnification shall be made within ten (10) calendar days from the date the Administrative Agent makes demand therefor; provided, that if such date is not a Business Day, such date shall be extended to the following Business Day.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 8 INCREASED COSTS.

8.1 Increased Costs.

(a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) with respect to any Lender or Administrative Agent, Taxes imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or Administrative Agent, as applicable, of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or Administrative Agent, as applicable, hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Administrative Agent, as applicable (which request shall be accompanied by a statement setting forth the basis for such request and a calculation of the amount thereof in reasonable detail (with evidence thereof), a copy of which shall be furnished to the Administrative Agent), the Company will pay to such Lender or Administrative Agent, as applicable, as the case may be, such additional amount or amounts as will compensate such Lender or Administrative Agent, as applicable, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender or holding company to be material, then from time to time, upon request by such Lender (which request shall be accompanied by a statement setting forth the basis for such request and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate in arrears on the fifteenth (15th) calendar day immediately following each calendar quarter end during which such certificate was delivered; provided, that if such payment date is not a Business Day, such payment date shall be extended to the following Business Day.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

8.2 Inability to Determine Rates. Subject to Section 15.23, (i) if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (ii) the Administrative Agent or Required Lenders (by notice to the Administrative Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Upon notice thereof by the Administrative Agent to the Company, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, the Company shall also pay any additional amounts required pursuant to Section 8.4.

8.3 Illegality. If any Lender determines that any law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent) convert all SOFR Loans of such Lender to Base Rate Loans. Upon any such conversion, the Company shall also pay any additional amounts required pursuant to Section 8.4.

8.4 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (c) any acceleration of the maturity of the Loan by the Administrative Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, the Company shall compensate each Lender for any actual and documented out of pocket loss, cost and expense directly attributable to such event, including any actual and documented out of pocket loss, cost or expense arising from the liquidation or redeployment of funds (other than loss of interest). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company holding the affected Loan and shall be conclusive absent manifest error. The Company holding the affected Loan shall pay such Lender the amount shown as due on any such certificate in arrears on the fifteenth (15th) calendar day immediately following each calendar quarter end during which such certificate was delivered; provided, that if such payment date is not a Business Day, such payment date shall be extended to the following Business Day.

8.5 Reserved.

8.6 Reserved.

8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or if any Lender is a Defaulting Lender, the Company may, at its sole expense and effort, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, designate another bank which is acceptable to the Administrative Agent and the Issuing Lenders in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of such Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts due and payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and participate in Letters of Credit hereunder and the Issuing Lenders to issue Letters of Credit hereunder, the Company hereby represents and warrants to the Administrative Agent and the Lenders that:

9.1 Status. The Company is duly organized or registered, validly existing and in good standing under the laws of the jurisdiction of its incorporation, registration or formation and is qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign entity, other than those jurisdictions with respect to which the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

9.2 Authority; Enforceable Obligations. The Loan Documents to which the Company is a party have been duly authorized by the Company and, upon execution and delivery, will constitute legal, valid and binding agreements and obligations of the Company, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

9.3 Company Organizational Information. (a) The full and correct legal name; (b) the address of the chief executive office and principal place of business; (c) the jurisdiction of incorporation or formation; and (d) all trade names and former legal names (if any), for the Company are complete and accurate as set forth on Schedule 9.3. The Advisor is the sole adviser and manager of the Company.

9.4 Constituent Documents. Each Constituent Document of the Company delivered to the Administrative Agent and the Lenders by or on behalf of the Company is a true, correct and complete copy of such Constituent Document.

9.5 Solvency. The Company is financially solvent such that the total value of its assets (including, with respect to the Company, the unfunded Capital Contributions and Capital Commitments) exceeds its liabilities (contingent and non-contingent) and the Company is able to pay its debts as they come due.

9.6 No Conflicts or Consents. The execution, delivery and performance by the Company of the Loan Documents to which it is party, and the granting by the Company of any Liens pursuant to the Loan Documents to which it is party shall not: (i) violate in any material respect any Governmental Requirements applicable to the Company, including, without limitation, the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder; (ii) constitute a breach of any provision contained in the Constituent Documents of the Company or any Subscription Agreement or Side Letter; or (iii) violate in any material respect any agreement to which the Company is now a party. No consent, approval, authorization or order of any court or Governmental Authority, Investor or other third party is required in connection with the execution and delivery by the Company of the Loan Documents to which it is party or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

9.7 Financial Condition; Full Disclosure. The Company has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 10.18 and Section 10.19 and the related statement of income, in each case certified by a Senior Officer to fairly present the financial condition of the Company as of the applicable date of delivery. To the knowledge of the Company and based upon its good faith judgment, there is no fact regarding the Company that has not been disclosed to the Administrative Agent in writing which would reasonably be expected to have a Material Adverse Effect. All written information heretofore furnished by the Company (other than projected financial information and information of general industry nature), in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished (in each case, as modified or supplemented by other information so furnished) will be, when taken as a whole, to the knowledge of the Company, true and correct in all material respects on the date as of which such information is stated or deemed stated; provided that, with respect to any projected financial information, the Company represents only that such information and estimates were prepared in good faith based upon assumptions believed to be reasonable at the time made.

9.8 Lawsuits. (i) As of the Closing Date, there is no material lawsuit, tax claim or adjustment, or other dispute (“Proceeding”), pending or, to the knowledge of the Company, threatened in writing against the Company, its property or any of its businesses, or the Collateral and (ii) as of any borrowing, conversion or continuation of a Loan or issuance of a Letter of Credit after the Closing Date, there are no such Proceedings pending or threatened in writing, against the Company, other than any such Proceeding that, to the extent an adverse judgment would be rendered against the Company, would not reasonably be expected to cause a Material Adverse Effect.

9.9 Compliance and Taxes. The Company (i) is in compliance with all Governmental Requirements except where non-compliance would not be reasonably likely to result in a Material Adverse Effect, and (ii) has filed all income and other material Tax returns and reports required to be filed, and has satisfied, prior to delinquency, all income and other material Taxes due or payable by the Company or assessed on properties, income, assets and the Collateral owned by the Company (other than such Taxes being disputed in good faith and adequate reserves therefor have been established in accordance with GAAP).

9.10 Investor Documents. Each Investor has executed a Subscription Agreement, a true, correct and complete copy of which has been provided to the Administrative Agent (subject to redaction of Subscription Agreements for individual Investors disclosed to and agreed to by the Administrative Agent). A true, correct and complete copy of each Side Letter that has been entered into, if any, has been provided to the Administrative Agent (subject to redaction of Side Letters for individual Investors disclosed to and agreed to by the Administrative Agent). For each Investor, the Operating Agreement, its Subscription Agreement and any related Side Letter (if applicable) set forth its entire agreement regarding its Capital Commitment.

9.11 Transaction. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation T, U or X) in violation of Regulation U, and no part of the proceeds of any Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U, unless such use is approved in writing by the Administrative Agent and Required Lenders or otherwise expressly contemplated by the Loan Documents. The Company does not intend to treat any Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

9.12 Sanctions; PATRIOT Act and FCPA Compliance.

(a) Neither the Company, nor to the Company’s knowledge, any Person who owns 50% or more or controls the Company, nor any Subsidiary of the Company, (i) is a Sanctioned Person, or (ii) engages in any dealings or transactions prohibited by Sanctions. No proceeds of any Loan will be used, directly or knowingly indirectly, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Country or any Sanctioned Person to the extent such activities would result in a violation of any applicable Sanctions by any party to this Agreement.

(b) In connection with this Agreement, the Company is in compliance in all material respects with the Bank Secrecy Act of 1970 (“BSA”), as amended by the PATRIOT Act, and other anti-money laundering laws and regulations, in each case, to the extent applicable to the Company.

(c) No proceeds of any Loan will be used, directly or to the knowledge of the Company indirectly, for payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts, or anything else of value, to any person in violation of the United States Foreign Corrupt Practices Act of 1977, the United Kingdom’s Anti-Bribery Act 2010, or any other applicable laws, rules and regulations of any jurisdiction applicable to any party to this Agreement concerning bribery or corruption.

9.13 No Defaults. No event has occurred and is continuing, which constitutes an Event of Default or an Unmatured Event of Default, except as disclosed to the Administrative Agent in writing.

9.14 Title to Assets; Priority of Liens. The Company has and at all times will have: (i) good, marketable and indefeasible title to the Collateral owned by the Company, free and clear of all Liens except Permitted Liens and the Liens referred to below that are created under the Collateral Documents; and (ii) the right to grant the security interest in the Collateral owned by the Company. The Collateral Documents create or will create (upon the completion of any relevant filings), as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future Change in Law or change in the Company’s legal name, identity or structure, or its jurisdiction of organization (in each case, to the extent permitted by the Loan Documents), as the case may be, no further recordings, filings or notices (other than those contemplated by this Agreement and the Collateral Documents) are required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law.

9.15 No Offsets or Defenses. Other than as disclosed in writing to Administrative Agent, the Company has no knowledge of any default or circumstance which with the passage of time and/or giving of notice, would constitute an event of default under its Constituent Documents, any Subscription Agreement or Side Letter which would constitute a defense to the obligations of the Investors to make Capital Contributions to the Company, pursuant to a Capital Call in accordance with the Subscription Agreements or the Operating Agreement, and has no knowledge of any claims of offset or any other claims of the Investors against the Company which would adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Operating Agreement (and any related Side Letters). To the knowledge of the Company, no Investor is in default under the Operating Agreement or its Subscription Agreement.

9.16 Investment Company Act Compliance; ERISA.

(a) The Company (i) is not nor shall it be required to register as an “investment company” under the Investment Company Act, (ii) does not undertake as one of its important activities extending credit to purchase or carry margin stock, or does not use the proceeds of any Loan for that purpose in violation of Regulation U, or (iii) is not treated as holding “plan assets” subject to ERISA or Section 4975 of the Code.

(b) The Company has elected to be regulated as a BDC within the meaning of the Investment Company Act and intends to be treated, and expects to qualify annually, as a RIC. Upon electing RIC treatment (which election must be done no later than December 31, 2024), the Company qualifies as a RIC under the Code.

(c) Assuming none of the Lenders is using assets treated as “plan assets” as defined in the Plan Asset Regulations in connection with the Loan, the Commitments and the Loan Documents, unless such Lender is relying upon an available prohibited transaction exemption and all the conditions of such exemption are satisfied, none of the transactions contemplated by this Agreement will constitute a non-exempt prohibited transaction (as described in ERISA or Section 4975 of the Code). The Company has not established, maintained, contributed to, or has any liability (contingent or otherwise) with respect to any Pension Plan, except in the case of any liability as a result of a member of a Controlled Group as would not reasonably be expected to have a Material Adverse Effect.

9.17 Capital Commitments and Contributions. No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the Closing Date, the aggregate amount of the Capital Commitments of each Investor is set forth on Schedule 9.17 hereto and the aggregate unfunded Capital Commitment that could be subject to a Capital Call is set forth on Schedule 9.17 hereto.

(a) All of the Investors in effect from time to time are set forth on the most recently delivered Borrowing Base Certificate, and the Capital Commitment and unfunded Capital Commitment of each Investor is correctly set forth on such Borrowing Base Certificate.

(b) No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent pursuant to the terms hereof. Pursuant to the Operating Agreement and the Subscription Agreements (and any Side Letters), each Capital Commitment may be subject to a Capital Call for paying the Obligations owing by the Company at any time.

9.18 Beneficial Ownership. As of the Closing Date, the information included in any Beneficial Ownership Certification in relation to the Company provided on or prior to the Closing Date to Administrative Agent in connection with this Agreement is true and correct in all material respects.

9.19 Affected Financial Institution. The Company is not an Affected Financial Institution.

9.20 Placement Agents. No fee, expense or other compensation of any kind or value has been paid by the Company, the Advisor or any of their respective Affiliates to any Investor’s third-party consultants or third-party advisors (including their Affiliates) for the purposes (or with the effect) of obtaining (a) an introduction to such Investor or any of its officers or employees, or (b) a favorable recommendation with respect to such Investor’s investment in the Company if the Side Letter of such Investor prohibits such fee, expense or other compensation. The Company and each of its respective Affiliates is currently acting, and has at all times acted, in compliance with each applicable provision of any Constituent Document of the Company and/or any Side Letter of any Investor, in each case, relating to the use of (or disclosure related to) placement agents or the payment of fees, bonuses, expenses or other compensation related to any placement agent or finder, that, if not complied with, would permit any Investor to (i) suspend or cease making Capital Contributions or (ii) withdraw from the Company, in each case, pursuant to such Investor’s Side Letter, without an obligation to make a Capital Contribution in connection with, or as a condition to, such suspension or ceasing of making Capital Contributions or withdrawal from the Company and such Capital Contribution is used by the Company to repay Obligations outstanding hereunder. Except as disclosed to Administrative Agent in writing, to the knowledge of the Company, no Investor has claimed any violation of its Side Letter relating to placement fees or placement agents.

SECTION 10 COVENANTS.

Until Payment in Full, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing:

10.1 Accounting Methods. The Company shall: (a) maintain a standard and modern system of accounting which is in accordance with GAAP consistently applied during the term of this Agreement; (b) not modify or change its method of accounting unless required to modify or change its method to conform with GAAP; and (c) ensure that its Books are accurate and complete in a manner consistent with past practices.

10.2 Existence. The Company shall: (a) maintain its existence in good standing under the laws of the jurisdiction of its organization; and (b) maintain its qualification as a foreign entity in each jurisdiction in which the nature of its business requires such qualification (other than those jurisdictions with respect to which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect).

10.3 Use of Proceeds. The Company shall use the proceeds of the Loans and the Letters of Credit made or issued to the Company, solely (a) to bridge the timing of Capital Calls made to the Investors of such Funds, (b) for disbursements of capital for investments permitted hereunder and under the Operating Agreement, (c) for working capital purposes of the Company or (d) for other general business purposes of the Company, in each case of the foregoing clauses (a) through (d), in accordance with the Constituent Documents of the Company.

10.4 Fundamental Changes. The Company shall not: (a) without at least fifteen (15) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent and Required Lenders may agree in their sole but reasonable discretion), change its name, business structure, identity or jurisdiction of formation (provided that if the Company changes its jurisdiction of formation, then the Company shall deliver such amendments to this Agreement and appropriate other closing deliverables as determined by counsel licensed to practice in the applicable jurisdictions prior to such change in jurisdiction of formation); (b) without at least five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its sole but reasonable discretion), change the location of the Company’s business; (c) dissolve, suspend business, liquidate, or merge with any other Person; or (d) transfer or sell any of its assets other than in the ordinary course of business.

10.5 Further Assurances. The Company shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem reasonably necessary or desirable in connection with this Agreement or any of the other Loan Documents and the obligations of the Company hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

10.6 Books and Records; Access. Following five (5) Business Days’ prior written notice to the Company, the Company shall, on no more than one (1) occasion per calendar year (it being understood and agreed that such notice requirement and such limit on frequency shall apply only so long as no Event of Default has occurred and is continuing), give the Administrative Agent, collectively, on behalf of the

Secured Parties, access during ordinary business hours to, and permit such Person to examine, copy, or make excerpts from, any and all Books in the possession of the Company at the location(s) identified as the principal office, principal place of business and chief executive office of the Company as set forth on Schedule 9.3 attached hereto and relating to its affairs, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that (a) representatives of the Company shall be given the opportunity to participate in any discussions with the independent accountants, (b) so long as no Event of Default has occurred and is continuing, any expenses in connection with any inspection in excess of one (1) occasion per calendar year shall be for the account of the Administrative Agent on behalf of the Secured Parties, (c) the Company shall not be required to provide access to documents that are then subject to attorney-client privilege in connection with any pending or threatened litigation or proceeding involving the Company or any Affiliate thereof and (d) the representatives of the Administrative Agent shall conform to the confidentiality requirements set forth in Section 15.9 and to such other confidentiality requirements as the Company may reasonably request.

10.7 Insurance. The Company shall maintain (or cause to be maintained) with financially sound and reputable insurance companies insurance against such casualties, risks and liabilities, in such forms and for such amounts as are consistent with customary practices and standards of its industry in the same or similar locations and the failure of which to maintain would have a Material Adverse Effect.

10.8 Maintenance of Properties. The Company shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments (other than with respect to such assets or properties where failure to so act would not reasonably be expected to result in a Material Adverse Effect).

10.9 Liens.

(a) The Collateral shall not be subject to any Liens except (i) Permitted Liens and (ii) any Liens in favor of the Administrative Agent for the benefit of the Secured Parties created pursuant to the Collateral Documents.

(b) Without the prior written consent of the Administrative Agent (given or withheld in its sole but reasonable discretion), the Company shall not consent to the creation by any Investor of a Lien on its Equity Interests in the Company; provided Liens may be created over Jefferies Finance LLC’s Equity Interests in the Company in favor of the lenders under and pursuant to that certain credit facility for Jefferies Finance LLC, as the borrower, to be dated on or after the Closing Date, and/or in favor of senior secured noteholders under and pursuant to that certain indenture for Jefferies Finance LLC, as the issuer, to be dated on or after the Closing Date and, in each case, as disclosed to the Administrative Agent, without the prior consent of the Administrative Agent.

10.10 ERISA.

(a) The Company shall not (i) take any action, or omit to take any action, that would result in its assets being treated as “plan assets” subject to ERISA or Section 4975 of the Code which would result in a non-exempt prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code) to occur which subjects Lender to any tax or penalty under Section 502(i) of ERISA or Section 4975 of the Code. No Investor’s investment in the Company shall cause the assets of the Company to be treated as assets of a governmental plan with the meaning of 3(32) of ERISA. The Company shall not establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Pension Plan, except in the case of any liability as a result of a member of the Controlled Group as would not reasonably be expected to have a Material Adverse Effect.

10.11 Solvency. The Company shall remain financially solvent at all times during the term of this Agreement such that the total value of its assets (including the unfunded Capital Contributions and Capital Commitments) will exceed its liabilities (contingent and non-contingent) and the Company will be able to pay its debts as they come due.

10.12 Taxes. The Company shall file all income and other material Tax returns and reports required to be filed, and pay when due all income and other material Taxes (other than such Taxes being disputed in good faith and adequate reserves therefor have been established in accordance with GAAP).

10.13 Other Fund Vehicles; Transfers of Capital Commitments. The Company shall not transfer the unfunded Capital Commitments of any Investor (or cause Capital Contributions to be made) to any Affiliate of the Company that has not become a party to this Agreement.

10.14 Compliance with Applicable Laws and Constituent Documents. The Company shall at all times comply with and keep in effect all material Governmental Permits relating to it, the Collateral owned by it, and its other assets, to the extent the failure to comply would reasonably be expected to result in a Material Adverse Effect. The Company shall at all times comply with and shall cause the Collateral owned by it to comply with: (i) all material Governmental Requirements, including, without limitation, the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder; (ii) all material requirements and orders of all judicial authorities which have jurisdiction over the Company or the Collateral owned by it; (iii) all covenants, conditions, restrictions and other documents relating to the Company or the Collateral owned by it, to the extent the failure to comply would reasonably be expected to result in a Material Adverse Effect; and (iv) all material provisions of its Constituent Documents (including, with respect to the Company, its Side Letters). Without limiting the preceding sentence, the Company shall (a) cause to be maintained, or subject to, policies and procedures reasonably designed to ensure that no person who owns 50% or more or controls the Company is a Sanctioned Person, and (b) comply in all material respects with all applicable BSA and other anti-money laundering laws and regulations, in each case, to the extent applicable to the Company.

10.15 Notifications. The Company shall promptly notify the Administrative Agent of: (a) any condition or event which constitutes an Unmatured Event of Default or Event of Default or would reasonably be expected to have a Material Adverse Effect; (b) following the Company obtaining knowledge thereof, any material pending, threatened in writing or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving the Company; (c) notice of any change in the information provided in any Beneficial Ownership Certification form most-recently delivered to the Administrative Agent; and (d) (i) the Advisor ceasing to be the investment advisor or manager of the Company, or (ii) the receipt by the Company of a written notification from any Investor of its intent to seek the removal of the Advisor.

10.16 Distributions. The Company shall not make, pay or declare any Distribution to its Investors at any time except (a) as permitted pursuant to its Constituent Documents, (b) Permitted RIC Distributions, (c) with respect to the investment manager, the Advisor or any other advisor, customary management fees and any other fees payable pursuant to the terms of the applicable Constituent Documents or management agreement, as applicable, so long as such investment manager, such advisor or its Affiliates is not in default of its Capital Commitments obligations to the Company (if any), (d) pursuant to the Share Repurchase Program or (e) pursuant to Section 6.8 of the Operating Agreement; provided, in the case of the foregoing clauses (b), (c), (d) and (e), (A) such distributions are permitted by the Constituent Documents and (B) either (x) no mandatory prepayment is due pursuant to Section 6.2.2 or 6.2.3, or any Unmatured Event of Default specified in Sections 13.1.1, 13.1.4 or 13.1.5 or any Event of Default shall have occurred and be continuing, or (y) there are no Obligations outstanding at such time; provided, further, that in the case of the foregoing clause (b), if a mandatory prepayment is due pursuant to Section 6.2.2 or 6.2.3, or any

Unmatured Event of Default specified in Sections 13.1.1, 13.1.4 or 13.1.5 or any Event of Default shall have occurred and be continuing or shall occur as a result of a Permitted RIC Distribution, Permitted RIC Distributions shall be calculated only with regard to clause (a) of the definition thereof and notwithstanding anything herein to the contrary, such Permitted RIC Distributions as so calculated shall be permitted notwithstanding clause (B) above.

10.17 Accounts. In order to facilitate the Administrative Agent’s and the other Secured Parties’ maintenance and monitoring of their security interests in the Collateral, the Company shall establish and maintain a Collateral Account with an Eligible Institution.

10.18 Quarterly Financial Statements; Investment Summary Reports. No later than the earlier of (a) 60 days of the end of each of the first three (3) Fiscal Quarters of any Fiscal Year (commencing with the Fiscal Quarter ending September 30, 2024) and (b) when delivered to the Investors, the Company shall deliver to the Administrative Agent and the Lenders either (i) a quarterly company-prepared balance sheet and income statement covering the operations during such Fiscal Quarter of the Company or (ii) the report of the Company filed with the Securities Exchange Commission on Form 10-Q for the applicable quarterly period.

Notwithstanding the foregoing, the obligations in this Section 10.18 may be satisfied with respect to financial information of the Company by furnishing the Form 10-Q (or the equivalent) of the Company or other relevant document, form, statement or disclosure, in each case, filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to this Section 10.18 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company notifies Administrative Agent, via electronic mail (or another method of written notice as agreed by Administrative Agent) (i) that the Company has posted such documents, or provided a link thereto on the Company’s website, or (ii) that such documents have been posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

10.19 Annual Financial Statements. No later than the earlier of (a) 120 days of any Fiscal Year end (commencing with the Fiscal Year ending December 31, 2024) and (b) when delivered to the Investors, the Company shall deliver to the Administrative Agent and the Lenders either (i) audited annual financial statements of the Company, certified without adverse reference to going concern value and without qualification by independent auditors of recognized international standing selected by the Company and reasonably acceptable to the Administrative Agent or (ii) the report of the Company filed with the Securities Exchange Commission on Form 10-K for the applicable fiscal period.

Notwithstanding the foregoing, the obligations in this Section 10.19 may be satisfied with respect to financial information of the Company by furnishing the Form 10-K (or the equivalent) of the Company or other relevant document, form, statement or disclosure, in each case, filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to this Section 10.19 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company notifies Administrative Agent, via electronic mail (or another method of written notice as agreed by Administrative Agent) (i) that the Company has posted such documents, or provided a link thereto on the Company’s website, or (ii) that such documents have been posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

10.20 Investor Reporting. Promptly upon the delivery to all Investors (but in any event within two (2) Business Days), the Company shall deliver to the Administrative Agent and the Lenders copies of all material documents, material notices and material communications at any time or from time to time furnished to all Investors by the Company, in each case regarding the Company or the Collateral.

Notwithstanding the foregoing, the obligations in this Section 10.20 may be satisfied with respect to filings made by the Company by furnishing the Form 8-K (or the equivalent) of the Company or other relevant document, form, statement or disclosure, in each case, filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to this Section 10.20 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company notifies Administrative Agent, via electronic mail (or another method of written notice as agreed by Administrative Agent) (i) that the Company has posted such documents, or provided a link thereto on the Company’s website, or (ii) that such documents have been posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

10.21 Debt. The Company shall not incur any Debt except in compliance with its Constituent Documents, the Subscription Agreements and Side Letters.

10.22 Business Activities. The Company shall not engage in any line of business other than to the extent permitted under its Constituent Documents.

10.23 Transactions with Affiliates. The Company shall not enter into or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates except on an arm’s-length basis or as otherwise permitted under the applicable Constituent Documents of the Company.

10.24 Compliance Certificate. Contemporaneously with the furnishing of the financial information pursuant to Sections 10.18 and 10.19, the Company shall deliver to the Administrative Agent a duly completed Compliance Certificate in the form of Exhibit B with appropriate insertions, dated the date of delivery thereof and signed by a Senior Officer.

10.25 Capital Calls.

(a) In order to secure further the payment and the performance of the Obligations and to effect and facilitate the rights of the Secured Parties, the Company shall require that Investors wire transfer to the Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, any payments and monies that the Company receives directly from Investors as Capital Contributions shall be promptly deposited by the Company into the Collateral Account. The Company shall not deposit or otherwise credit, or cause to be deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

(b) No later than three (3) Business Days after delivering Capital Calls to any Investor, the Company shall provide the Administrative Agent with notice of the applicable requests for payment.

10.26 Borrowing Base Certificate. The Company shall deliver to the Administrative Agent and the Lenders a Borrowing Base Certificate (a) in accordance with Sections 6.1.3 and 12.2.2; and (b) within (i) five (5) Business Days following (x) the acceptance by the Company of a Capital Commitment of any additional or substitute Investor or (y) the effective date of any Investor transfer, redemption or withdrawal permitted under Section 10.28; (ii) three (3) Business Days of the date upon which a Capital Call is requested; (iii) three (3) Business Days of the date upon which the Company becomes aware of any Exclusion Event with respect to any Investor or any other event that reduces the Revolving Loan Availability (such as, by way of example, a deemed Capital Contribution), and (iv) ten (10) Business Days of the end of each month.

10.27 Investor Documents and Exclusion Events. Within five (5) Business Days of the date of effectiveness thereof, the Company shall provide the Administrative Agent with true, correct, and complete executed copies of the Subscription Agreement (and any related Side Letter) (subject to redaction of Subscription Agreements and Side Letters for individual Investors disclosed to and agreed to by the Administrative Agent) or any transfer documentation of any new or substitute Investor (to the extent permitted to be entered into pursuant to Section 10.28) (subject to redaction of Subscription Agreements, Side Letters and/or assignment agreements for individual Investors disclosed to and agreed to by the Administrative Agent) or written evidence of an increase in the Capital Commitment of any existing Investor or any amendments or other modifications to any Investor’s Side Letter (to the extent permitted to be entered into pursuant to Section 10.29(b)). The Company will promptly notify Administrative Agent in writing upon becoming aware of (x) any Exclusion Event or (y) the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event.

10.28 Transfers by Investors. Other than with respect to a Specified Transfer, the Company shall notify the Administrative Agent of any withdrawal, redemption or transfer by any Investor of all or a portion of its Equity Interest in the Company and/or Capital Commitment at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole but reasonable discretion) before the proposed withdrawal, redemption or transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement and other documentation delivered to, or required of such Investor by, the Company (subject to redaction of Subscription Agreements, Side Letters and/or assignment agreements for individual Investors disclosed to and agreed to by the Administrative Agent); provided that any withdrawal, redemption or transfer by the Specified Investor with respect to its unfunded Capital Commitment in accordance with this Section 10.28 shall require the consent of the Administrative Agent in its sole discretion. If any withdrawal or redemption or a transfer by any Investor of all or a portion of its Equity Interest in the Company and/or Capital Commitment to a new Investor would result in a mandatory prepayment pursuant to Section 6.2.2 (due to the transferee not contributing to the Borrowing Base in the same manner or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of such withdrawal, redemption or transfer, and such prepayment shall be subject to Section 8.4. Notwithstanding the foregoing, and exclusive of any Specified Transfer, the Company shall not permit the withdrawal, redemption or transfer by the Specified Investor of all or a portion of its Equity Interest in the Company without the prior written consent of the Administrative Agent.

10.29 Constituent Documents; Side Letters and Subscription Agreements.

(a) Constituent Documents. Except as hereinafter provided, the Company shall not alter, amend, modify, terminate, or change any provision of its Constituent Documents (each, a “Proposed Amendment”) if such Proposed Amendment would (i) amend the provisions specifically relating to the incurrence of Debt, (ii) materially affect in a manner adverse to the Secured Parties, the Company’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, unfunded Capital Commitments or any other Collateral or any time period applicable thereto, (iii) except as permitted hereunder and by the Operating Agreement, suspend, reduce or terminate any Investor’s unfunded Capital Commitments or obligation to fund Capital Calls, or (iv) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any

Proposed Amendment, the Company shall notify the Administrative Agent of such proposal (the “Proposed Amendment Notification”). The Administrative Agent shall promptly, but in any event not later than five (5) Business Days from the date on which it has received such Proposed Amendment Notification in accordance with Section 15.3, determine, in its sole but reasonable discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify the Company of its determination. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Company. Subject to Section 15.1, the Lenders shall promptly, but in any event not later than ten (10) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the Company may make such amendment without the consent of the Administrative Agent or any other Secured Party. Notwithstanding the foregoing, the Company may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Agreement and the Operating Agreement, (y) to reflect transfers of interests in the Company permitted by, and in accordance with, this Agreement (z) to cure any ambiguity, correct or supplement any provision of the Operating Agreement which is inconsistent with any other provision thereof (the effect of which shall be immaterial to the Lenders), correct any printing, stenographic or clerical error, or effect changes of an administrative or ministerial nature which do not increase the authority of the Advisor or adversely affect the rights of the Lenders, or to fix any other obvious error of a technical or immaterial nature; provided that, in each case, the Company shall promptly provide written notice to the Administrative Agent after giving effect to any such amendment. Further, in the event any Constituent Document of the Company is altered, amended, modified or terminated in any respect whatsoever, the Company shall provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.

(b) Side Letters and Subscription Agreements. Except as hereinafter provided, the Company shall not alter, amend, modify, terminate or change any provision of a Side Letter or a Subscription Agreement, or enter any new Side Letter (each, a “Side Letter Amendment”, and collectively, the “Side Letter Amendments”), if such Side Letter Amendment (i) could be elected into by an existing Investor pursuant to the ‘most favored nations’ provision of such existing Investor’s Side Letter, and the consequences of such election would cause such amendment to the Side Letter to be a Side Letter Material Amendment (as defined below), or (ii) would (A) amend the provisions of a Constituent Document or Side Letter, in each case, specifically relating to the incurrence of Debt, (B) materially affect in a manner adverse to the Secured Parties, the Company’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, unfunded Capital Commitments or any other Collateral or any time period applicable thereto, (C) except as permitted hereunder and by the Operating Agreement, suspend, reduce or terminate any Investor’s unfunded Capital Commitments or obligation to fund Capital Calls, or (D) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each situation described in this clause (ii), a “Side Letter Material Amendment”). With respect to any such proposed Side Letter Amendment, the Company will notify the Administrative Agent of such Side Letter Amendment (a “Side Letter Notification”). The Administrative Agent shall promptly, but in any event not later than five (5) Business Days of the date on which it has received such Side Letter Notification determine, in its sole but reasonable discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not the proposed Side Letter Amendment would be prohibited by clause (ii) above and shall promptly notify the Company of its determination. In the event that the Administrative Agent determines that the proposed Side Letter Amendment would be prohibited by clause (ii) above, the Company shall not enter into such Side Letter Amendment without the written consent of the Administrative Agent. For the avoidance of doubt, in the event such Side Letter Amendment falls under clause (i) above but the Administrative Agent has determined that such Side Letter Amendment is not prohibited by clause (ii) above, the Company shall be permitted to enter into such Side Letter Amendment without the consent of the Administrative Agent or the Lenders. Copies of all Side Letters and Side Letter Amendments shall be provided to the Administrative Agent in accordance with Section 10.27.

10.30 Capital Commitments. Except as otherwise contemplated pursuant to the terms of the applicable Partnership Agreement, Side Letter or other Constituent Document of the Company and pursuant to which the Company has no discretion, the Company shall not: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of the Administrative Agent which may be withheld in its sole but reasonable discretion; (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of the Company); provided that if an Investor has the right under any Partnership Agreement or its Side Letter to be excused from an Investment, and the applicable General Partner determines in its reasonable discretion that the granting of such excuse is in the best interests of the Company, the Company shall be permitted, without the prior written consent of the Administrative Agent or any Lender, to excuse such Investor from its Capital Contribution with respect to such Investment and any obligations incurred with respect to such Investment, so long as any resulting mandatory prepayment hereunder as a result of such excuse is made prior to giving effect thereto; or (iii) permit any Investor to fund its Capital Commitment in any form other than cash. Absent the occurrence of an Event of Default, the Company shall enforce all of their respective rights under the Partnership Agreements and each Subscription Agreement.

10.31 [Reserved].

10.32 RIC and BDC. The Company intends to elect RIC treatment. Upon electing RIC treatment (which election shall be done no later than December 31, 2024), the Company expects to qualify annually as a RIC under the Code. The Company shall at all times maintain its status as a BDC under the Investment Company Act.

10.33 [Reserved].

SECTION 11 RESERVED.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lenders to issue Letters of Credit is subject to the following conditions precedent:

12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lenders to issue their initial Letters of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated as of the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1 Loan Documents.

(a) This Agreement, duly executed and delivered by the parties hereto;

(b) On behalf of each Lender who requests a Note, a Note duly executed and delivered by the Company;

(c) A Security Agreement, duly executed and delivered by the Company in favor of the Administrative Agent;

(d) The Agent Fee Letter referred to in clause (a) of the definition thereof, duly executed and delivered by the Company and the Administrative Agent; and

(e) The Assignment of Rights Letter, duly executed and delivered by the Advisor.

12.1.2 Constituent Documents; Authority. With respect to the Company, true, correct and complete copies of (a) its Constituent Documents, including a charter (or similar formation document), certified by the appropriate governmental authority as of a recent date; (b) a good standing certificate in its jurisdiction of incorporation or formation, certified to as of a recent date; (c) resolutions of its board of directors (or similar governing body) approving and authorizing the Company’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (d) signature and incumbency certificates of its officers and/or directors executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein); (e) the Management Agreement; and (f) a structure chart for the Company, all certified by a Senior Officer (or a secretary) of the Company as being true, correct and complete copies, in full force and effect without modification.

12.1.3 Opinions of Counsel. Customary written opinions of counsel for the Company.

12.1.4 Payment of Fees. Payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date.

12.1.5 Closing Certificate. A certificate executed by Senior Officers of the Company certifying the matters set forth in Section 12.2.1(a) and (b) as of the Closing Date.

12.1.6 Beneficial Ownership Certification. Completed and duly executed Beneficial Ownership Certification forms for the Company that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

12.1.7 UCCs.

(a) Reports of UCC searches in the jurisdiction of incorporation or formation of the Company, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions, if any, and evidence that no Liens (other than Permitted Liens) exist, or, if necessary, copies of financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(b) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, as applicable, on the Closing Date reasonably satisfactory to the Administrative Agent with respect to the Collateral together with written evidence reasonably satisfactory to the Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s reasonable discretion, to perfect, to the extent possible under applicable law, the Administrative Agent’s first priority security interest in the Collateral.

12.1.8 ERISA. A certificate, addressed to the Secured Parties, signed by a Senior Officer on behalf of the Company, certifying that the underlying assets of the Company do not constitute “plan assets” (within the meaning of the Plan Asset Regulations) subject to Section 406 of ERISA or Section 4975 of the Code because less than 25% of the total value of each class of equity interests in the Company is held by ERISA Investors (within the meaning of the Plan Asset Regulations).

12.1.9 Subscription Agreements, Side Letters and Credit Link Documents. True, correct and complete copies of (a) each Subscription Agreement and each Side Letter, along with copies of all other agreements, documents and instruments between the Company, on the one hand, and any of the Investors, on the other hand; and (b) if necessary as determined in the reasonable discretion of the Administrative Agent, from any such Investor related Credit Link Documents and evidence of authority relating to such Credit Link Documents.

12.1.10 Borrowing Base Certificate. A Borrowing Base Certificate.

12.1.11 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2 Funding Conditions to All Credit Extensions. The obligations (a) of each Lender to make each Loan to and (b) of the Issuing Lenders to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit hereunder, the following statements shall be true and correct:

(a) each of the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth in this clause (a) shall be disregarded for the purposes of this condition;

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or immediately result from such borrowing or issuance, as applicable;

(c) other than as disclosed to the Administrative Agent in writing, the Company has no knowledge that any Investor that has a Capital Commitment would be entitled to exercise any withdrawal, excuse or exemption right under the Operating Agreement, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided that, if the Company has disclosed a potential withdrawal, excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Company shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(d) (i) the Revolving Outstandings do not and will not exceed the Revolving Loan Availability, (ii) each Lender’s Pro Rata Share of the Revolving Outstandings does not and will not exceed the Commitment of such Lender, and (iii) with respect to the issuance of a Letter of Credit only, the aggregate stated amount of the outstanding Letters of Credit shall not exceed the L/C Sublimit;

(e) subject to Permitted Liens, neither the validity nor priority of the security interest in the Collateral in favor of the Administrative Agent (for the benefit of the Secured Parties) is impaired for any reason; and

(f) the Loan Documents executed by the Company on the day of such request and the day of such Credit Extension constitute legal, valid and binding agreements and obligations of the Company, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law) and (ii) have not been terminated or become or been declared ineffective or inoperative for any reason.

12.2.2 Certificates and Credit Extension Requests. The Administrative Agent shall have received (a) a Borrowing Base Certificate, dated as of the date of the request for such requested Loan or Letter of Credit; (b) (i) with respect to a request for a Loan, a Notice of Borrowing and (ii) with respect to a request for a Letter of Credit, an L/C Application; and (c) if required by the Administrative Agent or any Lender, a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

12.2.3 Master Letter of Credit Agreement. Solely with respect to the initial issuance of a Letter of Credit, a counterpart of the Master Letter of Credit Agreement executed by the Company.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Payment Defaults.

(a) If the Company fails to make a principal payment, when due, under this Agreement.

(b) If the Company fails to make any payment of interest or fees, when due, under this Agreement, and such failure shall continue unremedied for a period of at least three (3) Business Days.

13.1.2 Failure to Perform.

(a) If the Company fails to comply with or perform any obligation or covenant (other than the Sections specified in clause (b) or in clause (c) of this Section 13.1.2 or Section 10.31) or comply with any requirement under any Loan Document to which it is party beyond any applicable cure period.

(b) If the Company fails to comply with Sections 10.15, 10.18, 10.19, 10.20, 10.24, 10.25(b), 10.26, 10.27 or 10.32(b) and such default shall continue uncured for a period of five (5) days.

(c) If the Company fails to comply with or perform any obligation or covenant under Sections 10.1, 10.2, 10.3, 10.5-10.8, 10.12 or 10.14 of this Agreement, and such default shall continue uncured for a period of thirty (30) days after the earlier to occur of (x) any Senior Officer of the Company obtaining knowledge thereof and (y) written notice of such breach from the Administrative Agent to the Company (provided that such thirty (30)-day cure period shall not apply respecting covenants of the Company relating to notices to be given by the Company, but a five (5)-day grace period shall apply);

13.1.3 Misrepresentation. If any statement, information, certification, representation or warranty made by the Company to the Administrative Agent and the Lenders, under any Loan Document to which the Company is party, is false or misleading in any respect as of the date on which such representation or warranty is made, and such breach shall continue uncured for a period equal to thirty (30) days after the earlier to occur of (x) any Senior Officer of the Company obtaining knowledge thereof and (y) written notice of such breach from the Administrative Agent to the Company.

13.1.4 Insolvency. If a voluntary Insolvency Proceeding is commenced by the Company; or if an involuntary Insolvency Proceeding is commenced against the Company and not dismissed within sixty (60) days.

13.1.5 Receivers. If an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority, without application or consent of the Company, approving a petition to appoint a receiver or similar official for the assets of the Company.

13.1.6 Reserved.

13.1.7 Security. If the validity or priority of the Administrative Agent’s security interest in the Collateral is impaired for any reason other than as a result of any acts or omissions by Administrative Agent or any Person acting on its behalf.

13.1.8 Enforceability. If any of the Loan Documents executed by the Company shall (a) cease, in whole or in part, to be legal, valid, binding agreements, enforceable against the Company in accordance with the terms thereof (other than as a result of any acts or omissions by Administrative Agent or any Person acting on its behalf); or (b) in any way be terminated or become or be declared ineffective or inoperative (other than as a result of any acts or omissions by the Administrative Agent or any Person acting on its behalf), or the Company shall deny or disaffirm the Company’s obligations thereunder.

13.1.9 Transfers; Dissolution. If there is a dissolution, termination, winding-up or liquidation of the Company or the Advisor.

13.1.10 [Reserved].

13.1.11 Judgments. If any final judgments or arbitration awards for the payment of money are entered against the Company with respect to any litigation or arbitration, in an amount greater than or equal to $15,000,000 and such judgment is not covered by insurance or shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed.

13.1.12 Failure to Receive Capital Commitment. If the Company fails to receive, within ten (10) Business Days of when due, any Capital Contribution or payment on any Capital Calls from any Investor(s) individually or collectively holding ten percent (10%) or more of the total Capital Commitments.

13.1.13 Debt. If any Debt of the Company in an amount equal to or in excess of $15,000,000 in the aggregate shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended (after giving effect to any applicable grace period thereof).

13.2 Effect of Event of Default.

13.2.1 If any Event of Default described in (a) Sections 13.1.4 or 13.1.5, subject to any applicable grace periods, shall occur in respect of the Company, (i) the Commitments shall immediately terminate, (ii) the L/C Sublimit shall be reduced in an amount equal to the L/C Sublimit (and the Issuing Lenders’ commitment pursuant to Section 2.1.2 to issue new Letters of Credit shall be correspondingly reduced), (iii) the Loans and all other Obligations hereunder shall become immediately due and payable and (iv) the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, (b) any other Event of Default shall occur and be continuing, (i) the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder, to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit that have been issued and (ii) the Issuing Lenders may declare the L/C Sublimit reduced in an amount not to exceed the L/C Sublimit (with the Issuing Lenders’ commitment pursuant to Section 2.1.2 to issue new Letters of Credit correspondingly reduced) whereupon such Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize such Letters of Credit (all or any, as applicable) and/or the commitments of the Issuing Lenders to issue Letters of Credit shall immediately terminate (or be reduced, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit issued, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

13.2.2 Notwithstanding anything to the contrary herein, the Administrative Agent may take any of the foregoing actions, exercise remedies, apply payments, perform, etc. against the Company as provided for herein, subject to Section 1.6; provided that, notwithstanding anything to the contrary set forth herein, if an Event of Default (other than pursuant to Section 13.1.4 or 13.1.5 or any Event of Default involving the fraud or willful misconduct of the Company) has occurred and is continuing and such Event of Default is capable of being cured pursuant to the making of a single Capital Call on the Investors, then the Company shall (in consultation with the Administrative Agent), to the extent it is necessary for the Company to issue a Capital Call to repay all or a portion of the Obligations, be permitted within five (5) Business Days of the earlier of (a) the Company’s knowledge of the occurrence of such Event of Default and (b) the delivery of notice by the Administrative Agent to the Company of the occurrence of such Event of Default, to issue a single Capital Call to the Investors (provided that the Company provide a copy of such Capital Call notice to the Administrative Agent within such timeframe), and the Administrative Agent shall not exercise its rights or any power of attorney to make a Capital Call directly on the applicable Investors; provided that (i) such Capital Call must require payment by such Investors within ten (10) Business Days after the date thereof (such tenth Business Day being the “Initial Payment Date”); (ii) the Capital Contributions and all other amounts paid in respect of such Capital Call are deposited timely into a Collateral Account; and (iii) such Capital Contributions and other payments by such Investors, together with any other funds held in any Collateral Account, shall be withdrawn by Administrative Agent to repay the Obligations as such amounts are received into such Collateral Accounts. Except to the extent provided in this Section 13.2.2, the Company agrees that (x) upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the exclusive right, on behalf of the Company and pursuant to the terms of the Operating Agreement, to control the issuance of Capital Call notices for the purpose of repaying the outstanding Obligations, and (y) nothing contained in this Section 13.2.2 shall in any way limit the ability of the Administrative Agent to exercise any additional remedies specified in the Loan Documents (including with respect to exercising all rights relating to the Collateral Accounts).

SECTION 14 THE AGENT.

14.1 Appointment and Authorization. Each Lender and Issuing Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes CIBC Bank USA to take such action on its behalf, as Administrative Agent, under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law regardless of whether an Unmatured Event of Default has occurred and is continuing. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Issuing Lenders. The Issuing Lenders shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith. The Issuing Lenders shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lenders in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lenders with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lenders.

14.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.

14.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or (c) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Company or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or its Subsidiaries or Affiliates.

14.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 14.8. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 14.8 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9 Administrative Agent in Individual Capacity. CIBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though CIBC were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC were not the Administrative Agent, and the terms “Lender” and “Lenders” include CIBC and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Administrative Agent). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

14.11 Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon Payment in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

14.12 Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to the Company or any deposit accounts of the Company now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Company or any third party with respect to the Obligations or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

14.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14 Payments Sent in Error.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined, at any time, in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds or portion thereof, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 14.14, be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender, Issuing Lender or Secured Party shall (or shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 14.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 14.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 14.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 15.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or Secured Party, to the rights and interests of such Lender, Issuing Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligations of the Company under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company; provided that this Section 14.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making a payment on the Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 14.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

14.15 Certain ERISA Matters. Each Lender (a) represents and warrants as of the date it became a Lender and (b) covenants from the date it became a Lender to the date it ceases being a Lender:

14.15.1 that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans for such Lender’s entrance into, participation in, administration and performance of the Loans, Letters of Credit, Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14, PTE 95-60, PTE 90-1, PTE 91-38 or PTE 96-23, is applicable to such Lender’s entrance into, participation in, administration and performance of the Loans, Letters of Credit, Commitments and this Agreement, (iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14) which made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and this Agreement, and the entrance into, participation in, administration and performance of the Loans, Letters of Credit, Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and, to the best knowledge of such Lender, subsection (a) of Part I of PTE 84-14, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, the Company and such Lender; and

14.15.2 unless either (i) Section 14.15.1(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with Section 14.15.1(iv), that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, Letters of Credit, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

14.16 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15 GENERAL.

15.1 Waiver; Amendments.

15.1.1 No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

15.1.2 Except as set forth in Section 15.23 and in the last sentence of this Section 15.1.2, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender;

(b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder (provided that with respect to each exercise of Section 6.5 that results in a Facility Extension compliance with the consent requirements set forth in such section shall satisfy the consent requirements of this clause (b)) or change Section 6.1.2 or Section 6.1.3 or make any other change to this Agreement that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender directly affected thereby;

(c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, in each case, without the consent of each Lender directly affected thereby;

(d) release the Company from its obligations under its respective Security Agreement or all or any substantial part of the Collateral granted under any Collateral Documents without, in each case, the written consent of all Lenders;

(e) change the definitions of “Applicable Requirement”, “Borrowing Base”, “Concentration Limits”, “Defaulting Investor”, “Exclusion Event”, “Non-Rated Institutional Investor”, “Rated Institutional Investor”, “Revolving Loan Availability”, “Revolving Outstandings”, “Stated Termination Date” or “Termination Date”, or any of the related defined terms, without, in each case, the written consent of all Lenders (provided that each exercise of Section 12.3 shall have the effect of extending the Termination Date and compliance with the consent requirements set forth in such section shall satisfy the consent requirements of this clause (e)); or

(f) change the definition of “Required Lenders”, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders.

No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lenders in their capacities as such shall be amended, modified or waived without the consent of the Issuing Lenders. Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Company (without the consent of any other Secured Party) (A) to correct any mistakes or ambiguities of a technical nature and (B) to add any terms or conditions for the benefit of Lenders.

15.2 Confirmations. The Company and each holder of a Note agree from time to time, upon reasonable written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile or other electronic transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer, director or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent of a desire to amend any covenant in Section 10.21 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10.21 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5 Costs and Expenses. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated (unless the failure to so consummate is the decision of the Administrative Agent and the Lenders) and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent and each Lender while an Event of Default is continuing in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6 Assignments; Participations.

15.6.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed) of the Administrative Agent, the Issuing Lenders and the Company; provided that no consent of the Company shall be required (i) for an assignment to any other existing Lender or any Person which, directly or indirectly, controls or is controlled by or is under common control with a Lender, (ii) following the occurrence and during the continuance of an Event of Default pursuant to Section 13.1.4 or Section 13.1.5 or (iii) if any other Event of Default has occurred, has not been cured within thirty (30) days and is continuing. No such assignment shall be made to (A) a natural Person, (B) any

Defaulting Lender or any of its Affiliates, (C) the Company or any of its Affiliates or (D) any Competitor unless an Event of Default has occurred and is continuing. Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company, the Administrative Agent and the Issuing Banks shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment and acceptance agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights with respect to facts and circumstances occurring prior to the effective date of such Assignment Agreement) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon the effectiveness of any such assignment, the assigning Lender shall return to the Company each prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”), with the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Company; provided that no consent of the Company shall be required (i) for a sale of participating interests to any other existing Lender or any Person which, directly or indirectly, controls or is controlled by or is under common control with a Lender, (ii) following the occurrence and during the continuance of an Event of Default pursuant to Section 13.1.4 or Section 13.1.5 or (iii) if any other Event of Default has occurred, has not been cured within thirty (30) days and is continuing. No such sale or participating interest shall be made to a natural Person, any Defaulting Lender or any of its Affiliates, the Company or any of its Affiliates or a Competitor unless an Event of Default has occurred and is continuing. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the

Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that (i) on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and (ii) each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7 Register.

(a) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of, and principal amounts (and stated interest) of the Loan owing to, each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or Treasury Regulations, including without limitation, Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9 Confidentiality.

(a) The Administrative Agent and each Lender agree to maintain as confidential all information provided to them by the Company pursuant to the Loan Documents, except that the Administrative Agent and each Lender may disclose such information (i) to Persons employed or engaged by the Administrative Agent or such Lender solely for the purposes of evaluating, approving, structuring or administering the Loans and the Commitments; (ii) to any permitted assignee or permitted participant or potential permitted assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (i) above); provided that at any time that the Company has a right to consent to the assignment or participation of any interests hereunder, the Administrative Agent and each Lender’s rights to disclose confidential information pursuant to this clause (ii) are subject to the Company’s prior written consent; (iii) as required or requested by any federal, state or other applicable regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (iv) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (v) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (vi) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided that the disclosure of any such information to any such agency shall be made subject to the acknowledgment and acceptance by such agency that such information is being disseminated on a confidential basis in accordance with customary market standards for dissemination of such type of information; (vii) to any Affiliate of the Administrative Agent, the Issuing Lenders or any other Lender who may provide Bank Products to the Company; or (viii) that ceases to be confidential through no fault of the Administrative Agent or any Lender. The Company’s prior written consent shall be required prior to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, however, the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, further, that the information disclosed pursuant to this sentence shall be limited to a description of the facility type and facility size and, with the prior written consent of the Company, the name of the Company. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and the Administrative Agent and the Lenders and other parties hereto may disclose without limitation of any kind any information that is provided to the Administrative Agent or the Lenders with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this Section 15.9 shall only apply to the information regarding the “tax treatment” or “tax structure.” For the avoidance of doubt, the Administrative Agent and each Lender may disclose any data or information regarding the Company that (x) was or became generally available to the public at or prior to such time; or (y) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Company or any Investor or any other source at or prior to such time.

(b) The Company, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments pursuant to its Subscription Agreement (collectively, the “Investor Information”) have been and shall be delivered on a confidential basis; and (y) information with respect to such investments has been and shall be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to investments are confidential information; and (iii) agree that such Investor Information and information with respect to such investments shall be subject to the provisions of this Section 15.9.

(c) Each of the Administrative Agent and the Lenders represent and warrant that it shall implement and maintain an appropriate written information security program, the terms of which shall meet or exceed the requirements for financial institutions under 17 CFR 248.30.

15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11 Nature of Remedies. All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything in this Agreement and the other Loan Documents to the contrary, the Obligations shall not be recourse to the Advisor and the Investors (other than with respect to such Investor’s unfunded Capital Commitment).

15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13 Counterparts. This Agreement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and permitted assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16 Customer Identification—PATRIOT Act Notice. Each Lender and CIBC (for itself and not on behalf of any other party) hereby notifies the Company that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or CIBC, as applicable, to identify the Company in accordance with the PATRIOT Act.

15.17 INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF EQUITY INTERESTS, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH THE COMPANY OR ITS PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT. THIS SECTION 15.17 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

15.18 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company and the Lenders.

15.19 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK, LOCATED IN NEW YORK, NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20 WAIVER OF JURY TRIAL. EACH OF THE ADMINISTRATIVE AGENT, EACH LENDER AND THE COMPANY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21 Acknowledgment and Consent to Bail In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising under any Loan Document which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

(C) variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority; or

(D) exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

15.22 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

The following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15.23 Benchmark Replacement Setting; Benchmark Conforming Changes. Upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Company may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with Term SOFR or the implementation of a Benchmark Replacement, the Administrative Agent will have the right (upon consultation with the Company) to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Company and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. The Administrative Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole but reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document (other than any Hedging Agreement), at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent (upon consultation with the Company) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then the Administrative Agent (upon consultation with the Company) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon the Company receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

The following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 15.23.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 15.23.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Business Day” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 8.4 (Compensation for Losses) and (e) other technical, administrative or operational matters) that the Administrative Agent decides (upon consultation with the Company) may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (upon consultation with the Company) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.23 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.23.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

15.24 Subordination of Claims. As used herein, the term “Subordinated Claims” means, with respect to the Company and the Investors in the Company, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Company (including, without limitation, by setoff pursuant to the terms of any applicable agreement). Subordinated Claims shall include all rights and claims of the Company against each applicable Investor under the Constituent Documents of such Person or under the Subscription Agreements. At any time that a mandatory prepayment is due pursuant to Section 6.2.2 or 6.2.3 or any Unmatured Event of Default under Section 13.1.1, 13.1.4 or 13.1.5 or any Event of Default exists while there are Obligations outstanding, the Company shall not receive or collect, directly or indirectly any amount upon the Subordinated Claims, other than to obtain funds required to make any mandatory prepayment pursuant to pursuant to Section 6.2.2. The Advisor acknowledges and agrees that the payment of any and all management or other fees due and owing to it from the Company shall be subordinated to and inferior in right and payment to the Obligations in all respects.

(Signature Pages Follow)

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

COMPANY:

JEFFERIES CREDIT PARTNERS BDC INC., a Maryland corporation

By:	/s/Adam Klepack
Name: Adam Klepack
Title: General Counsel and Secretary

ACKNOWLEDGED AND AGREED TO WITH RESPECT TO SECTION 15.24 ONLY:

JEFFERIES CREDIT MANAGEMENT LLC, a Delaware limited liability company

By:	/s/Adam Klepack
Name: Adam Klepack
Title: General Counsel

ADMINISTRATIVE AGENT AND LENDER:

CIBC BANK USA, as Administrative Agent, Issuing Lender and a Lender

By:	/s/ A. James Catizone
Name: A. James Catizone
Title: Officer

EXHIBIT H

[FORM OF] SECURITY AGREEMENT

This SECURITY AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [DATE] (the “Agreement Date”), is entered into by JEFFERIES CREDIT PARTNERS BDC INC., a Maryland corporation (the “Company” or, where the context requires, the “Pledgor”), in favor of CIBC BANK USA, as administrative agent for the Secured Parties under the Credit Agreement referred to below (together with its successors and assigns, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of October 15, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Pledgor, the financial institutions party thereto as Lenders, the Administrative Agent and the other parties from time to time party thereto.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement. In addition, terms not defined herein or in the Credit Agreement which are defined in Article 9 of the UCC shall have the meanings specified therein.

2. Acknowledgment. The Pledgor hereby acknowledges and confirms that (a) it is receiving a direct or indirect benefit from the Loans extended under the Credit Agreement, and (b) the grant of a security interest in the Collateral (as defined on Exhibit A) hereunder, and the execution and delivery of this Agreement are conditions to the extension of any Loans and the issuance of Letters of Credit under the Credit Agreement.

3. Security Interest. The Pledgor, to the extent of its respective interest, hereby collaterally assigns by way of security, pledges, charges, transfers and sets over to and grants to the Administrative Agent, on behalf of itself and the other Secured Parties, a continuing valid, first priority security interest in all present and future Collateral as set forth on Exhibit A, whether now owned or hereafter acquired by the Pledgor, to secure repayment and performance of the Obligations owed by the Pledgor (as secured pursuant to this Agreement, the “Secured Obligations”).

4. Security Documents. The Administrative Agent or its agent (including counsel for the Administrative Agent) are authorized and may, from time to time, file all UCC financing statements, continuation statements, amendments or new UCC financing statements necessary and confirmation statements with the appropriate filing office, in form and substance reasonably satisfactory to the Administrative Agent, as necessary to perfect and maintain the Administrative Agent’s first priority security interest in the Collateral hereunder (subject only to Permitted Liens and any Liens created in favor of the Administrative Agent for the benefit of the Secured Parties). The Pledgor shall execute and deliver to the Administrative Agent all documents which the Administrative Agent may from time to time reasonably request to recognize, perfect, maintain and enforce the Administrative Agent’s security interests in the Collateral or rights under this Agreement.

5. Representations and Warranties. The Pledgor hereby represents and warrants to the Administrative Agent, as to itself, that except for the rights pledged to the Administrative Agent (for the benefit of the Secured Parties) hereunder, the Pledgor has the sole right to make Capital Calls on the Company’s Investors.

6. Covenants. The Pledgor agrees, until payment in full of the Secured Obligations (other than Letter of Credit Obligations which have been Cash Collateralized, contingent obligations for which no claim has been made and other obligations which constitute indemnity or by their terms survive termination of the Credit Agreement):

6.1 Transfer or Release of Assets. The Pledgor shall not sell, assign, encumber, lease or transfer in any way all or any right with respect to any Collateral except as permitted by the Credit Agreement.

6.2 Liens. The Pledgor shall keep the Collateral free of all Liens except any Permitted Liens and any Liens created in favor of the Administrative Agent for the benefit of the Secured Parties.

6.3 Further Assurances. The Pledgor shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with this Agreement and the Secured Obligations for better assuring and confirming unto the Administrative Agent all or any part of the security for any of such obligations.

6.4 Pledged Account.

(i) Subject to the last sentence of this clause (i), (x) prior to the occurrence and continuance of an Event of Default the Pledgor may withdraw funds from the Pledged Account (as defined in Exhibit A) and (y) upon the occurrence and continuance of an Event of Default, the Administrative Agent shall also have the right (as specified in and subject to the conditions in the Loan Documents) to withdraw funds from the Pledged Account and apply such withdrawn funds to the Secured Obligations. During the occurrence and continuance of an Event of Default, (A) the Pledgor shall not have any right to, and shall not, give instructions to the account bank with respect to the Pledged Account and (B) the Administrative Agent shall have the exclusive right to give instructions to the account bank with respect to the Pledged Account, and may, in its sole discretion, send a notice to the account bank instructing such account bank that, as long as an Event of Default has occurred and is continuing, the Pledgor may not give instructions with respect to funds in the applicable Pledged Account and that the Administrative Agent shall be the only party permitted to instruct the account bank with respect to the Pledged Account and the funds therein. The Administrative Agent agrees (i) not to send such a notice, or otherwise give instructions with respect to the Pledged Account, to the account bank unless an Event of Default has occurred and is continuing and (ii) to rescind such notice or instructions at any time such Event of Default no longer exists. The Pledgor acknowledges that all funds on deposit in the Pledged Account shall be the property of the Pledgor subject to the first priority security interest of the Administrative Agent for the benefit of the Secured Parties (subject to Permitted Liens). The Pledgor shall not deposit or otherwise credit, or cause to be deposited or credited, to the Pledged Account cash or cash proceeds other than Capital Contributions; provided that, in the event any deposit is made into the Pledged Account by the Pledgor that does not consist of Capital Contributions or the proceeds thereof as the result of a good faith error, the Pledgor shall promptly notify the Administrative Agent after becoming aware of such error and, so long as no Event of Default has occurred and is continuing, transfer such amounts out of the Pledged Account to correct such error within two (2) Business Days of obtaining knowledge thereof.

7. Administrative Agent’s Rights and Remedies; Waiver.

7.1 Remedies. If an Event of Default occurs and is continuing, subject to the limitations set forth in the Loan Documents (including Section 13.2.2 of the Credit Agreement) and any applicable grace periods, the Administrative Agent: (i) shall have all rights and remedies of a secured party under the UCC with respect to the Collateral and as otherwise provided at law or in equity or under any other Loan Documents; (ii) shall be required to provide such notices as are required under the UCC; and (iii) may dispose of any item of Collateral in a manner permitted by the UCC and all proceeds from the Collateral shall be applied or disbursed as permitted under the UCC.

7.2 Rights to Payment. If an Event of Default has occurred and is continuing and in accordance with the Constituent Documents of the Pledgor, the Administrative Agent may: subject to the limitations set forth in the Loan Documents (including Section 13.2.2 of the Credit Agreement), (i) in the Administrative Agent’s or in the Pledgor’s name, demand, collect, receive and give receipts for any and all money and other property due or to become due in connection with the Collateral pledged under this Agreement, including without limitation a demand on the other parties for payment of amounts arising thereunder; and (ii) take possession of and endorse and collect any or all notes, checks, drafts, money orders, or other instruments of payment relating to the Collateral.

7.3 Capital Contributions, Capital Commitments and Capital Calls. Subject to the limitations set forth in the Loan Documents (including Section 13.2.2 of the Credit Agreement), and in accordance with the Constituent Documents of the Pledgor, except as provided below, following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) enforce all Capital Calls made on any Investor of the Pledgor and (ii) make demand and enforce and collect all unfunded Capital Contributions and Capital Commitments owed by Investors of the Pledgor pursuant to Capital Calls. With respect to any Capital Commitments, unfunded Capital Contributions or Capital Calls, subject to the preceding sentence and the limitations set forth in the Loan Documents (including Section 13.2.2 of the Credit Agreement), following the occurrence and during the continuance of an Event of Default, the Administrative Agent may take action to collect the Capital Commitments and unfunded Capital Contributions directly from the parties obligated thereon and to apply the proceeds to the Secured Obligations to the extent due and payable at such time. Nothing in this Section 7.3 shall limit the rights of the Administrative Agent to collect the Capital Commitments or Capital Contributions pursuant to Section 6.4. For the avoidance of doubt, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may immediately exercise all other remedies available to it under the Loan Documents, other than as expressly restricted hereby and the Credit Agreement.

7.4 Pledged Account. During the occurrence and continuance of any Event of Default, the Administrative Agent may do one or more of the following with respect to the Pledged Account:

(i) demand payment and performance of all due and payable Secured Obligations from the funds in or credited to the Pledged Account;

(ii) withdraw, collect, transfer and receive any and all funds on deposit in or payable to the Pledged Account;

(iii) withdraw or transfer funds from the Pledged Account and apply all or any portion of the funds in or credited to the Pledged Account to the Secured Obligations that are then due and payable;

(iv) surrender or present for notation of withdrawal the passbook, certificate, or other documents issued to the applicable Fund in connection with the Pledged Account; and

(v) exercise any other rights or take any other actions specified herein or in the Credit Agreement or permitted by applicable laws.

7.5 Waivers. The Pledgor waives all rights to require marshalling of assets or liens or all rights to require the Administrative Agent to exercise any other right or power or to pursue any other remedy that the Administrative Agent may have.

7.6 Other. Neither the Administrative Agent nor any other Secured Party has assumed, and nothing contained herein shall be declared to have imposed upon, the Administrative Agent or any other Secured Party, any duties or obligations of the Pledgor under its Constituent Documents (except with respect to Capital Calls made by Administrative Agent, which shall comply with the provisions of the Partnership Agreement with respect to the issuance of Capital Calls, including with respect to timing, written notice and other requirements for making Capital Calls, in each case, as set forth therein).

8. Liability for Deficiency. The Pledgor shall remain liable for any deficiency remaining on the Secured Obligations after disposition of all or any of the Collateral and the Administrative Agent’s application of the proceeds thereof to the Secured Obligations.

9. Actions. The Pledgor authorizes the Administrative Agent, without notice and without affecting its liability hereunder, and without consent of the Pledgor, to: (i) take and hold additional security for the payment of the Secured Obligations with the consent of the party providing such security and (ii) accept additional guarantors for the payment of the Secured Obligations with the consent of such guarantors.

10. Power of Attorney. Subject to the limitations set forth in the Loan Documents and in accordance with the Constituent Documents of the Pledgor, the Pledgor irrevocably appoints the Administrative Agent, with full power of substitution, as its attorney-in-fact, coupled with an interest, with full power, in the Administrative Agent’s own name or in the name of the Pledgor: (i) at any time to record and file all documents referred to in this Agreement required to perfect, or for the continued perfection of, the security interests granted hereunder, and (ii) during the continuance of an Event of Default: to (a) endorse any checks and other instruments or documents evidencing the Collateral, or proceeds thereof; (b) discharge claims, liens, or taxes affecting any of the Collateral; (c) settle, and give releases of, any insurance claim that relates to any of the Collateral, obtain payment of claim, and make all determinations with respect to any such policy of insurance, and endorse the Pledgor’s name on any proceeds of such policies of insurance; (d) instruct any Person having control of any books or records relating to the Collateral to give the Administrative Agent access thereto; (e) sign all documents referred to in this Agreement required to perfect, or for the continued perfection of, the security interests granted hereunder; or (f) do all acts or other things necessary to carry out this Agreement. The Administrative Agent shall have the right to exercise the power of attorney granted in this Section 10 directly or to delegate such power. The Administrative Agent shall not be obligated to act on behalf of the Pledgor as attorney-in-fact.

11. [Reserved].

12. Miscellaneous.

12.1 Notices. Any notice, demand or request required hereunder shall be given in accordance with Section 15.3 of the Credit Agreement.

12.2 Choice of Law; Jurisdiction. The provisions of Sections 15.8 and 15.19 of the Credit Agreement are hereby incorporated by reference.

12.3 Agreement Binding; Assignment.

(i) This Agreement shall be binding and deemed effective when executed by the Pledgor and accepted and executed by the Administrative Agent and, solely for purposes of Section 11, the Depositary. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties: provided, however, the Pledgor may not assign this Agreement or any rights hereunder without the Administrative Agent’s written consent, and any prohibited assignment shall be absolutely void.

(ii) To the extent that any Additional Person joins the Credit Agreement, such Additional Person shall execute and deliver a joinder to this Agreement (substantially in the form of Exhibit B hereto and in form and substance satisfactory to the Administrative Agent) and thereafter shall be a Pledgor hereunder and this Agreement shall be binding and deemed effective as of the effective date of such joinder against such Pledgor in all respects, to the same extent as the Initial Pledgor.

12.4 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

12.5 Construction. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Administrative Agent, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties.

12.6 No Waiver by the Administrative Agent. No waiver by the Administrative Agent of any of its rights or remedies in connection with this Agreement shall be effective unless such waiver is in writing and signed by the Administrative Agent. No act or omission by the Administrative Agent to exercise a right as to any event shall be construed as continuing, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

12.7 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Pledgor and rights of the Administrative Agent and the Secured Parties expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

12.8 Integration. This Agreement cannot be changed or terminated orally. No modification or amendment to this Agreement shall be effective unless in writing, executed by the Administrative Agent and the Pledgor. Except as to currently existing obligations of the Pledgor to the Administrative Agent, all prior agreements, understandings, representations, warranties, and negotiations between the parties with respect to the subject matter hereof, if any, are merged into this Agreement.

12.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this Agreement maintained by the parties hereto shall deemed to be originals.

12.10 WAIVER OF JURY TRIAL. THE PLEDGOR AND THE ADMINISTRATIVE AGENT EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

12.11 Survival. This Agreement and the provisions set forth herein shall continue until payment in full of the Secured Obligations (other than Letter of Credit Obligations which have been Cash Collateralized, contingent obligations for which no claim has been made and other obligations which constitute indemnity or by their terms survive termination of the Credit Agreement), and the Administrative Agent’s rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of this Agreement, any other Loan Document or any related document or instrument in accordance with the terms thereof; (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent to any primary or secondary obligor or in connection with any security for the Secured Obligations; (iii) any full or partial release of any of the foregoing; or (iv) notice of any of the foregoing.

12.12 Termination. Upon payment in full of the Secured Obligations (other than Letter of Credit Obligations which have been Cash Collateralized, contingent obligations for which no claim has been made and other obligations which constitute indemnity or by their terms survive termination of the Credit Agreement), this Agreement shall be of no further force or effect. Thereafter, upon request, the Administrative Agent shall reasonably provide the Pledgor, at the Pledgor’s sole expense, a written release of the Pledgor’s obligations hereunder.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PLEDGOR:

JEFFERIES CREDIT PARTNERS BDC INC., a Maryland corporation

By:
Name:
Title:

Signature Page to Security Agreement

Acknowledged and Accepted:

CIBC BANK USA,
as Administrative Agent

By:
Name:
Title:

Signature Page to Security Agreement

EXHIBIT A

TO SECURITY AGREEMENT

DESCRIPTION OF COLLATERAL

All of the Pledgor’s rights, titles, interests and privileges to and under the following, whether now existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

(a) the Pledgor’s rights, titles, interests and privileges under the Constituent Documents of the Pledgor and each Subscription Agreement in and to the Capital Commitments, the unfunded Capital Commitments and the related Capital Contributions made by the Investors of the Pledgor in accordance with the Constituent Documents;

(b) the Pledgor’s rights, titles, interests, remedies, and privileges under the Constituent Documents of the Pledgor and each Subscription Agreement (i) to issue Capital Calls and enforce the payment thereof in accordance with the Constituent Documents, (ii) to receive and enforce Capital Contributions of the Investors of the Pledgor in accordance with the Constituent Documents, and (iii) relating to Capital Calls, unfunded Capital Commitments or Capital Contributions of the Investors of the Pledgor;

(c) the Pledgor’s rights, titles, interests and privileges in respect of its Collateral Account, and any extensions or renewals thereof, if such account is one which may be extended or renewed, and any successor or substitute accounts, and any sub-account related thereto, together with all of the Pledgor’s right, title, and interest (whether now existing or hereafter created or arising) in and to all sums or other property now or at any time hereafter on deposit therein, credited thereto, or payable thereon, all proceeds and products thereof, and all instruments, documents, certificates, and other writings evidencing such account, in each case, in accordance with the Constituent Documents (collectively, the “Pledged Accounts”); and

(d) all proceeds of any and all of the foregoing.

For the avoidance of doubt, the parties hereto agree that the Collateral does not include an interest in (i) any Investor’s Equity Interest in the applicable Fund, (ii) any Investment, (iii) any deposit accounts or securities accounts (other than the Pledged Accounts, and (iv) any amounts properly withdrawn from any Pledged Account in accordance with the terms of the Loan Documents.

EXHIBIT B

TO SECURITY AGREEMENT

FORM OF JOINDER TO SECURITY AGREEMENT

This Joinder, dated as of ________ (this “Joinder”), is executed and delivered by [the Additional Company] listed on the first signature page hereto (the “New Pledgor”) in favor of CIBC BANK USA, as Administrative Agent (the “Administrative Agent”), for the benefit of the Administrative Agent and the other Secured Parties so that the New Pledgor may join, as a Pledgor, that certain Security Agreement, dated as of October 15, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified (including pursuant to this Joinder), from time to time, the “Security Agreement”), pursuant to Section 12.3(ii) of the Security Agreement and Section 12.4 of the Credit Agreement (defined below).

A. Reference is made to that certain Credit Agreement dated as of October 15, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among JEFFERIES CREDIT PARTNERS BDC INC., a Maryland corporation (the “Company”), the financial institutions party thereto as Lenders (the “Lenders”), the Administrative Agent, CIBC BANK USA, as Issuing Lender (the “Issuing Lender”) and the other parties from time to time party thereto.

B. Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement, as applicable.

C. The Company entered into the Security Agreement in order to induce (a) the Administrative Agent, the Lenders and the Issuing Lenders to enter into the Credit Agreement, (b) the Lenders to make Loans to the Company and (c) the Issuing Lenders to issue Letters of Credit at the request of the Company.

D. Section 12.4 of the Credit Agreement and Section 12.3(ii) of the Security Agreement provide that any Additional Person shall become a Pledgor under the Security Agreement, with the same force and effect as if originally named as a Pledgor therein, for all purposes of the Security Agreement upon execution and delivery by such Additional Person of an instrument substantially in the form of this Joinder.

Accordingly, the Administrative Agent and the New Pledgor agree as follows:

SECTION 1: New Pledgor hereby acknowledges and confirms that (a) it is receiving a direct or indirect benefit from the Loans extended to the Company under the Credit Agreement, and (b) the grant of a security interest in the Collateral, and the execution and delivery of this Joinder are conditions to the continued extension of any Loans to the Company under the Credit Agreement

SECTION 1: In accordance with Section 12.3(ii) of the Security Agreement, the New Pledgor by its signature below becomes a Pledgor under the Security Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

1

SECTION 2: In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Secured Obligations, does hereby collaterally assign by way of security, pledge, charge, transfer and set over to and grant to the Administrative Agent, on behalf of itself and the other Secured Parties, a continuing valid, first priority security interest in all present and future Collateral (to the extent of the New Pledgor’s interest therein), whether now owned or hereafter acquired, as collateral security for the prompt and complete payment in full and performance of the Obligations (other than Letter of Credit Obligations which have been Cash Collateralized, contingent obligations for which no claim has been made and other obligations which constitute indemnity or by their terms survive termination of the Credit Agreement).

SECTION 3: Each reference to a “Pledgor” in the Security Agreement shall be deemed to include the New Pledgor. Each reference to “Collateral” in the Security Agreement shall be deemed to include the Collateral of the New Pledgor. The Security Agreement is hereby incorporated herein by reference.

SECTION 4: This Joinder shall, upon the execution and delivery thereof by the parties thereto, give the Administrative Agent “control” of each Pledged Account of the New Pledgor as further set forth in Section 11 of the Security Agreement. In furtherance thereof, the Depositary, the New Pledgor and the Administrative Agent hereby agree that the Depositary will comply with instructions originated by the Administrative Agent directing disposition of the funds in the Pledged Accounts without further consent by any Pledgor.

SECTION 5: Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6: The provisions of Sections 15.8 and 15.19 of the Credit Agreement are hereby incorporated by reference.

(Signature Pages Follow)

2

IN WITNESS WHEREOF, the New Pledgor and the Administrative Agent have duly executed this Joinder to the Security Agreement as of the day and year first above written.

(Insert signature block for Additional Fund or additional General Partner)

Signature Page to

Joinder to Security Agreement

CIBC BANK USA, as Administrative Agent

By:
Name:
Title:

Acknowledged and Accepted (for purposes of Section 5 of this Joinder and Section 11 of the Security Agreement as incorporated by reference into this Joinder):

CIBC BANK USA, as Depositary

By:
Name:
Title:

Signature Page to

Joinder to Security Agreement